      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1997

                                                      REGISTRATION NO. 333-09831
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------
                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           GENERAL CREDIT CORPORATION
                 (Name of small business issuer in its charter)
                             ---------------------

        NEW YORK STATE                       6099                         13-3895072
   (State or jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                              211 EAST 70TH STREET
                            NEW YORK, NEW YORK 10021
                                 (212) 861-2867
         (Address and telephone number of principal executive offices)
                             ---------------------

                              211 EAST 70TH STREET
                            NEW YORK, NEW YORK 10021
(Address of principal place of business or intended principal place of business)
                             ---------------------

                               IRWIN ZELLERMAIER
                              211 EAST 70TH STREET
                            NEW YORK, NEW YORK 10021
                                 (212) 861-2867
           (Name, address, and telephone number of agent for service)
                             ---------------------
                                   Copies to:

                 CHARLES J. RENNERT                                    DAVID A. CARTER, P.A.
            BERMAN WOLFE & RENNERT, P.A.                           2300 GLADES ROAD, SUITE 210W
           INTERNATIONAL PLACE, SUITE 3500                           BOCA RATON, FLORIDA 33431
             100 SOUTHEAST SECOND STREET                                  (561) 750-6999
              MIAMI, FLORIDA 33131-2130                                 FAX: (561) 367-0960
                   (305) 577-4177                                 (COUNSEL FOR THE UNDERWRITERS)
                 FAX: (305) 373-6036
              (COUNSEL FOR THE COMPANY)

                             ---------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                                        (Continued on next page)

================================================================================

(Continued from previous page)

                        CALCULATION OF REGISTRATION FEE

                                                                                            PROPOSED         AMOUNT OF
                                                      AMOUNT TO     PROPOSED MAXIMUM    MAXIMUM AGGREGATE   REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED  BE REGISTERED   OFFERING PRICE(1)   OFFERING PRICE(1)       FEE
--------------------------------------------------  -------------   -----------------   -----------------   ------------
Units, each consisting of three shares of Common
  Stock, $.001 par value ("Common Stock"), and six
  Warrants to acquire six shares of Common
  Stock(2)........................................    1,035,000          $10.00            $10,350,000       $    3,137
Common Stock included as part of the Units........    3,105,000          --                         --               --
Warrants included as part of the Units(3).........    6,210,000          --                         --               --
Common Stock underlying the Warrants..............    6,210,000          $ 3.375           $20,958,750       $    6,352
Representative Options(3)(4)......................       90,000          $  .0011          $        10       $      .33
Representative Units..............................       90,000          $16.50            $ 1,485,000       $      450
Common Stock included as part of the
  Representative Units............................      270,000
Warrants included as part of the Representative
  Units(3)........................................      540,000
Common Stock underlying the Warrants included as
  part of the Representative Units................      540,000          $ 5.56875         $ 3,007,125       $      912
                                                                                                             ----------
Total.............................................                                                           $10,851.33*
                                                                                                             ==========

---------------

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee.
(2) Includes a total of 135,000 Units, which consist of 405,000 shares of Common Stock and 810,000 Warrants, subject to an over-allotment option granted by the Company to Barron Chase Securities, Inc., the representative of the several underwriters identified elsewhere herein. See "Underwriting."
(3) This Registration Statement also covers any additional securities that may become issuable pursuant to anti-dilution provisions of the Warrants and the Representative Options.
(4) The Representative Options allow the holder to purchase 90,000 Units, each Unit consisting of three shares of Common Stock and six Warrants to acquire an additional six shares of Common Stock.
 *  All of which has been previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                       (LOGO) GENERAL CREDIT CORPORATION

                                 900,000 UNITS
            (EACH UNIT CONSISTS OF THREE SHARES OF COMMON STOCK AND
       SIX WARRANTS TO PURCHASE AN ADDITIONAL SIX SHARES OF COMMON STOCK)

     General Credit Corporation (the "Company") is offering hereby 900,000 units (the "Units"), each Unit consisting of three shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock") and six warrants, each exercisable to purchase an additional share of Common Stock at $3.375 per share, subject to adjustment in certain circumstances, exercisable during the five year period commencing on the date of this Prospectus (the "Purchase Warrants"). The Units, the Shares and the Purchase Warrants are sometimes collectively referred to as (the "Securities"). The Purchase Warrants offered hereby are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Purchase Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Purchase Warrants. Commencing after the date of this Prospectus (the "Effective Date"), the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days' prior written notice, if the closing bid price, as reported on The Nasdaq SmallCap Market ("Nasdaq"), or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $6.00 per share, subject to adjustment. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of Barron Chase Securities, Inc. (the "Representative"), acting as representative of the several underwriters identified elsewhere herein (the "Underwriters"). Upon issuance of the Units, the Shares and the Purchase Warrants included in the Units will be immediately detachable and separately tradeable. See "RISK FACTORS -- Non-Registration in Certain Jurisdictions of Shares Underlying the Purchase Warrants."

     Prior to this Offering, there has been no public market for the Units, the Common Stock or the Purchase Warrants. The Units, Common Stock and Purchase Warrants have been approved for listing on Nasdaq under the symbols "LOANU," "LOAN" and "LOANW," respectively. There is no assurance that an active trading market in the Units, the Common Stock or Purchase Warrants will develop or that, if developed, any such market will be sustained. The offering price of the Units, Shares and Purchase Warrants, as well as the exercise price and other terms of the Purchase Warrants, have been determined by negotiation between the Company and the Representative and bear no relationship to the Company's asset value, net worth or other established criteria of value. THE CLOSING OF THIS OFFERING ("CLOSING") IS SUBJECT TO THE SIMULTANEOUS ACQUISITION BY THE COMPANY OF THE BUSINESS OF NEW YORK PAYROLL FACTORS, INC., A NEW YORK CORPORATION (THE "NYPF BUSINESS COMBINATION"). See "RISK FACTORS" and "UNDERWRITING."
                             ---------------------

  THE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION, PURCHASERS OF THE SECURITIES WILL SUFFER IMMEDIATE
SUBSTANTIAL DILUTION IN THAT THE BOOK VALUE PER SHARE OF THE COMMON STOCK AFTER
 THIS OFFERING WILL BE SUBSTANTIALLY LESS THAN THE PUBLIC OFFERING PRICE OF THE
       COMMON STOCK. SEE "RISK FACTORS" AND "DILUTION" AT PAGES 6 AND 16.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===================================================================================================================
                                         PRICE TO PUBLIC       UNDERWRITING DISCOUNTS(1)    PROCEEDS TO COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Unit............................          $10.00                     $1.00                      $9.00
-------------------------------------------------------------------------------------------------------------------
Total(3)............................        $9,000,000                  $900,000                  $8,100,000
===================================================================================================================

                                           See footnotes on page 2 of Prospectus

                         (LOGO) Barron Chase Securities

                 THE DATE OF THIS PROSPECTUS IS APRIL 25, 1997

---------------

(1) Does not include additional underwriting compensation in the form of (i) a non-accountable expense allowance (the "Non-Accountable Expense Allowance") equal to 3% of the total public offering price for the Securities ($.30 per Unit); (ii) purchase options (the "Representative Options" or "Representative Warrants" or "Underwriter Warrants"), for nominal consideration, to purchase up to 90,000 Units at an exercise price of $16.50 per Unit (165% of the initial public offering price), exercisable during a five-year period commencing on the Effective Date, and (iii) engagement by the Company of the Representative as a non-exclusive financial advisor to the Company for a period of three years from the Closing at a fee of $108,000, payable at the Closing. The Company has registered the Representative Options and the securities underlying the Representative Options (the "Underlying Securities") and has agreed to certain additional registration rights with respect to the Representative Options and the Underlying Securities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act. See "UNDERWRITING."
(2) Before deducting expenses of this Offering payable by the Company (excluding the Underwriting Discount), including the Non-Accountable Expense Allowance, federal and state registration and filing fees and taxes, and listing, printing, legal, accounting and transfer agent fees (collectively, the "Offering Costs"). The net proceeds to the Company, after deducting all commissions and the Offering Costs (the "Net Proceeds"), are estimated to be $7,344,500 (approximately 81.6% of the gross proceeds of this Offering), or $8,519,000 (approximately 82.3% of the gross proceeds of this Offering) if the Over-Allotment Option (as hereinafter defined) is exercised in full.
(3) The Company has granted to the Representative an option, exercisable within 45 days after the Effective Date, to purchase up to 135,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company for Securities will be increased to $10,350,000, $1,035,000 and $9,315,000. See "UNDERWRITING."

     The Securities are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. It is expected that delivery of the certificates representing the Securities will be made at the offices of Barron Chase Securities, Inc., 7700 West Camino Real, Boca Raton, Florida 33433, on or about May 1, 1997.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Upon the Closing, the Securities will be listed on Nasdaq. Accordingly, such reports, proxy statements and other information can be inspected and copied at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained through the website maintained by the Commission at http://www.sec.gov. In addition, reports and other information concerning the Company are available for inspection and copying at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE REGISTERED SECURITIES ISSUED IN THIS OFFERING AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     INVESTORS SHOULD CAREFULLY REVIEW THE FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     The following is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Since its inception as a New York corporation in February 1995, the Company's activities have been limited to administrative activities and, in February 1996, entering into an agreement to purchase the business of New York Payroll Factors, Inc., a New York corporation organized in January 1989 ("NYPF"). To date, the Company has not generated any revenues nor engaged in any operations. THE CLOSING IS SUBJECT TO THE SIMULTANEOUS CLOSING OF THE NYPF BUSINESS COMBINATION.

     Since the purchase of its current business in January 1992, NYPF has provided working capital financing to its customers (the "NYPF Customers") through the discounted purchase of checks (commonly referred to as "check factoring"), generally on a non-recourse basis with respect to the NYPF Customers except to the extent of forged signatures on and stop payments of the purchased checks. The NYPF Customers are small- and medium-sized independent contracting firms located in the New York City metropolitan area and northern New Jersey area, some of which provide goods and services to labor intensive businesses such as apparel manufacturers (commonly referred to as "garment industry" firms) and construction firms. Included among the NYPF Customers are sewing contractors, wholesale distributors, independent trucking companies, printing companies, converters, healthcare providers, insurers and commercial real estate owners. The makers of the checks are manufacturers, construction firms and other businesses paying for goods or services purchased from the NYPF Customers. Occasionally, NYPF purchases checks directly from the manufacturers, construction firms and other businesses themselves. The NYPF Customers, typical of garment industry contractors and other small- and medium-sized vendors generally, face extraordinary periodic short-term cash requirements. By factoring checks, the NYPF Customer can realize cash more quickly.

     For the fiscal years ended December 31, 1995 and 1996, NYPF generated net income of $288,601 and $465,269, respectively, from the negotiation by it of checks purchased from NYPF Customers. See Financial Statements of NYPF. Management of NYPF estimates that as of March 1, 1997, there were over 1,800 NYPF Customers (900 of which were active on a monthly basis), approximately 1,350 of which were predominantly Asian sewing contractors (650 of which were active on a monthly basis).

     Management of NYPF estimates that NYPF typically purchases checks for between 98% and 99% of the face amount of the check, depending on the amount of the check, the historical volume of checks purchased by NYPF from each NYPF Customer, whether the checks are presented directly by the NYPF Customer or through a broker, whether the checks actually have been presented to NYPF at the time of NYPF's payment to the NYPF Customer, and whether those checks are post-dated. (Management of NYPF believes that the dollar amount of checks purchased before they are presented to NYPF, and post-dated checks, is not material.) The weighted average discounted purchase price is 98.9% of the face amount of the check. The difference between the face amount of the check and NYPF's purchase price for the check is known as the "discount." The discount is negotiated on a case by case basis. The Company believes that the NYPF Customers prefer NYPF as opposed to more conventional financial institution financing as a source of funds because (i) NYPF does not require complex credit agreements, credit evaluation of NYPF Customers, guarantees or other credit enhancement, financial statements, collateral or a minimum borrowing base of receivables or inventory, all or some of which would typically be required by a financial institution prior to establishing an accounts receivable or asset based line of credit, and (ii) NYPF provides liquidity virtually upon demand of the NYPF Customers, in larger amounts daily than most financial institutions are able to supply. Management of NYPF estimates that during the year ended December 31, 1996, the average face amount of a check purchased by NYPF was approximately $3,600 (unaudited). In an attempt to limit its exposure arising from a purchased check not being collectible, NYPF's policy is rarely to purchase any check the face amount of which is in excess of $50,000. See "RISK FACTORS -- Credit Losses; Recessionary Environment" and "PROPOSED BUSINESS."

     The Company's office is located at 211 East 70th Street, New York, New York 10021 and its telephone number is (212) 861-2867.

                                  THE OFFERING

Securities offered.........  900,000 Units, each Unit consisting of three shares of Common Stock and six Purchase Warrants. Each Purchase Warrant entitles the holder to purchase one share of Common Stock at $3.375 per share, subject to adjustment, at any time prior to expiration and before the fifth anniversary of the date of this Prospectus. The Purchase Warrants offered hereby are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Purchase Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Purchase Warrants. Commencing after the Effective Date, the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days prior written notice, if the closing bid price, as reported on Nasdaq, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $6.00 per share, subject to adjustment. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of the Representative. See "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

Shares of Common Stock
  Outstanding Prior to this
  Offering.................  560,000 shares

After this Offering(1).....  3,385,000 shares

Estimated Net Proceeds.....  $7,344,500 (or $8,519,000 if the Over-Allotment
                               Option is exercised in full)

Use of Proceeds............  Approximately $4,275,000 (58.2%, or 50.1% if the
                               Over-Allotment Option is exercised in full) of the Net Proceeds will be used to consummate the NYPF Business Combination. $518,000 will be used to retire Company indebtedness to certain individuals (the "Private Debt") and $2,551,500 (34.7%) of the estimated Net Proceeds of $7,344,500 (or $3,726,000 or 43.7% of the
                               estimated Net Proceeds of $8,519,000 if the Over-Allotment Option is exercised in full) in the aggregate will be used for the discounted purchase of checks, the payment of operating expenses and other working capital purposes. See "USE OF PROCEEDS" and "PROPOSED BUSINESS."

                                                                                     PURCHASE
                                                              UNITS   COMMON STOCK   WARRANTS
                                                              -----   ------------   ---------
Nasdaq Symbols(2)...........................................  LOANU       LOAN         LOANW

                           RISK FACTORS AND DILUTION

     The Securities involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "RISK FACTORS," "DILUTION" and "USE OF PROCEEDS."

     Purchasers of the Units will incur immediate substantial dilution of their investment. The unaudited net tangible book value of the Common Stock as of December 31, 1996 was $(783,433) or ($.45) per share. Immediately after the issuance of an aggregate of 125,000 shares of the Common Stock in connection with the closing of the NYPF Business Combination and the Closing (assuming that a value of $0.125 is ascribed to each of the Purchase Warrants) and application of the Net Proceeds, estimated to be $7,344,500, assuming no exercise of the Over-Allotment Option, the pro forma net tangible book value will be $2,494,259 or $.74 per share, reflecting an immediate dilution of $2.34 per share (which represents approximately 76% of the public offering price of the Shares). See "DILUTION" and Financial Statements of the Company.
---------------

(1) Includes the issuance of an aggregate of 125,000 shares of the Common Stock to Gerald Nimberg, an affiliate of NYPF, in connection with the closing of the NYPF Business Combination. The numbers of Shares stated in the above table assume no exercise of the Over-Allotment Option and do not include 5,400,000 shares of Common Stock reserved for issuance upon exercise of the Purchase Warrants, 810,000 shares of Common Stock reserved for issuance upon exercise of the Representative Options, and the Purchase Warrants included in the Representative Options, 198,000 shares of Common Stock reserved for issuance upon exercise of options (the "Lender Options") granted by the Company to certain individuals who have loaned funds to the Company or up to 50,000 shares of Common Stock, reserved for issuance in the event the Company prepays an aggregate amount of $300,000 of debt incurred in February 1997 (the "February 1997 Debt"). The Lender Options are exercisable immediately and continuing through the first anniversary of the Closing at an exercise price of $1.00 per share. See "USE OF PROCEEDS."
(2) The inclusion of the Units, the Shares and the Purchase Warrants on Nasdaq does not imply that an established public trading market will develop therefor or, if developed, that such market will be sustained. See "RISK FACTORS -- No Assurance of Public Market; Arbitrary Determination of Offering Price," "USE OF PROCEEDS," "PROPOSED BUSINESS -- The NYPF Business Combination," "PRINCIPAL SHAREHOLDERS," and "UNDERWRITING."

                                  RISK FACTORS

     THE SECURITIES ARE SPECULATIVE, AND INVOLVE IMMEDIATE SUBSTANTIAL DILUTION AND A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE SEVERAL FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

RECENTLY ORGANIZED COMPANY; LIMITED RESOURCES; NO PRESENT SOURCE OF REVENUES

     The Company was incorporated on February 10, 1995 and is in the development stage. THE CLOSING IS SUBJECT TO THE SIMULTANEOUS CLOSING OF THE NYPF BUSINESS COMBINATION. Since its inception, the Company's activities have been limited to administrative activities and, in February 1996, entering into an agreement to purchase the business of NYPF. The Company, to date, has not generated any revenues nor engaged in any operations. There can be no assurances that NYPF, at the time of the NYPF Business Combination, or at any time thereafter, will derive any material revenues from its operations or operate on a profitable basis.

GOING CONCERN

     The Company's financial statements includes an explanatory paragraph to the effect that THE COMPANY'S ABILITY TO COMMENCE OPERATIONS IS DEPENDENT ON THE SALE OF THE SECURITIES OR OTHER FUNDRAISING, WHICH RAISES SUBSTANTIAL DOUBTS ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN, and that the financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. See "PROPOSED BUSINESS," "EXPERTS" and Financial Statements of the Company.

ELIMINATION OF LIABILITY FOR DIRECTORS

     In accordance with New York law, the Company's Certificate of Incorporation, as amended (the "Charter"), provides that a director of the Company shall not be personally liable to the Company or its shareholders for damages for any breach of duty in his/her capacity as a director, unless a judgment or other final adjudication adverse to him/her establishes that (i) his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) he/she personally gained in fact a financial or other advantage to which he/she was not legally entitled or (iii) his/her acts constituted the declaration of any dividend or other distribution, approval of the purchase of shares of the Common Stock, the distribution of assets to shareholders after dissolution of the Company or the making of any loan to directors, in violation of the New York Business Corporation Law ("Corporate Law"). As a result of such Charter provisions, the rights of the Company shareholders to recover monetary damages from directors of the Company for breaches of directors' fiduciary duties may be significantly limited. See "DESCRIPTION OF SECURITIES -- Charter and By Laws."

COMPETITION

     NYPF competes in its check factoring business with firms that provide working capital financing to small- and medium-sized businesses. Those competing firms include banks, financial institutions, commercial finance companies and factoring companies, some of which may have substantially greater financial and other resources than NYPF. NYPF believes, based on an informal study conducted by it, that, including NYPF, there are approximately 20 check factoring firms operating in the New York City "garment district" generating, in the aggregate, approximately $26,000,000 gross proceeds (amounts collected from the negotiation of checks purchased) weekly. See "PROPOSED BUSINESS -- Competition." There can be no assurance that the Company can continue to compete successfully with its competitors.

GOVERNMENT REGULATION

     Under the Bank Secrecy Act and the Financial Recordkeeping and Currency and Foreign Transactions Reporting Act regulations of the U.S. Department of the Treasury, each financial institution, including check cashers such as NYPF, must file a Currency Transaction Report ("CTR") for each deposit, withdrawal, exchange of currency, or other payment or transfer, by, through, or to the financial institution which involves a transaction in currency of more than $10,000. Any series of transactions within any calendar day that total more than $10,000, and that NYPF has knowledge were effected by or on behalf of the same person, must also be reported. In addition, NYPF is required to report any "suspicious or unusual activity" to its Bank Secrecy Act examiner, the Internal Revenue Service. The civil penalty imposed upon NYPF and any director, officer or employee of NYPF willfully violating these requirements is not more than the greater of the amount (not to exceed $100,000) involved in the transaction (if any) or $25,000. Criminal penalties for intentional violations include fines of up to $500,000, and up to ten years imprisonment, or both.

     During a typical week, approximately 25 of NYPF's check factoring transactions require the filing of a CTR. The Company believes that NYPF's computerized daily transaction reports, its staff training and supervision and its diligence and persistence in obtaining from the NYPF Customers the information required to be reported assist NYPF in complying with these reporting requirements, but there can be no assurance that all information reported by NYPF is accurate, complete, and in accordance with such statute and regulations.

     Although some states, including New York, have established limits on check-cashing fees, management of NYPF has advised the Company that these limits are not applicable to its business and that, in any event, NYPF's discount of the face amount of checks that it purchases is within these limits. NYPF is subject to all local laws and ordinances relating to weapons carried by its security guards, messengers and other employees.

     There can be no assurance that the Company will not be materially adversely affected by legislation or regulations enacted in the future. See "PROPOSED BUSINESS -- Regulation."

INHERENT RISKS OF CASH BUSINESS

     The check factoring business requires cash availability, which presents a certain degree of risk of cash shortages from employee error and theft. NYPF has implemented controls and security procedures to minimize this risk, including a policy requiring cash counting, before delivery to a NYPF Customer, by two employees and daily cash activity reconciliation and monthly reconciliation of cash with bank statements; however, the risk cannot be completely eliminated. NYPF maintains insurance to cover losses from theft in the amount of $500,000 per occurrence on a claims made basis. In addition, NYPF is subject to losses from returned checks. See "-- Credit Losses; Recessionary Environment," "PROSPECTUS SUMMARY -- The Company," "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and "PROPOSED BUSINESS -- Security."

CREDIT LOSSES; RECESSIONARY ENVIRONMENT

     The financial failure or dishonesty of the NYPF Customers or the makers of the checks presented to the NYPF Customers and ultimately purchased by NYPF may adversely affect the Company's ability to recover fully amounts due on checks purchased by the Company. Accordingly, the Company will make provisions for credit losses. The allowance for credit losses is determined after evaluating the outstanding checks, current economic conditions, changes in the nature and the volume of the outstanding checks, past loss experience and other pertinent considerations. Many of these considerations involve significant estimation and are subject to rapid changes which may be unforeseen by management and could result in immediate increased losses and material adjustments to the allowance. As a result, ultimate losses could be significant and may vary from current estimates and the amount of provisions for credit losses may be either greater or less than actual future charge-offs of the bad checks relating to these provisions. Additionally, NYPF's results of operations could be materially and adversely affected if NYPF were to experience a loss as a result of the purchase of fraudulent or otherwise uncollected checks. NYPF's historical credit losses have been immaterial. See "PROPOSED BUSINESS." Moreover, the risks to which NYPF's business will be subject become more acute in an economic slowdown or recession because less business activity is generated by the NYPF Customers, resulting in decreased factoring fees and financial ability of NYPF Customers and makers of checks to pay outstanding checks, and in increased credit losses. Some of the NYPF Customers and their customers are start-up or less mature ventures that may be more susceptible to economic slowdowns or recessions. See "-- Inherent Risks of Cash Business."

ABILITY OF THE COMPANY TO CONTINUE ITS GROWTH STRATEGY

     The Company's growth strategy is dependent upon its ability to increase NYPF's factored check volume by purchasing checks which are fully collectible. NYPF experiences turnover in its NYPF Customer base over approximately a five-year period as a result primarily of credit issues. Therefore, NYPF's ability to further implement its strategy for continued growth of factored check volume is largely dependent upon NYPF's ability to attract and retain quality NYPF Customers in a competitive market and on the business growth of NYPF Customers, which may be affected by a number of factors not within NYPF's control. Historical growth rates are not necessarily indicative of future results. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
OPERATION -- Results of Operations -- NYPF."

DEPENDENCE ON AVAILABILITY OF FUNDING SOURCES

     To date, NYPF has obtained substantially all of its funds for its check factoring activities from unsecured loans from individuals, including its officer, Gerald Schultz, and from three financial institutions and three financial services firms, all of which liabilities are anticipated to be extinguished upon the closing of the NYPF Business Combination. While the Company expects to have continued access to credit after expiration of these facilities, there is no assurance that such financing will be available, or if available, that it will be on terms as favorable. Although the Company's management currently is discussing with several lending institutions, including among others NYPF's current lenders, potential financing arrangements after the closing of the NYPF Business Combination, no agreements or understandings in principle exist. In the event the Company were not able to renew or find alternative financing for its activities, the Company would be forced to curtail or cease its check factoring business. See "-- Possible Use of Debt Financing; Debt of NYPF" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- Liquidity and Capital Reserves -- NYPF."

POSSIBLE NEED FOR ADDITIONAL FINANCING

     The Company has had no revenues to date and is dependent upon the proceeds of this Offering to consummate the NYPF Business Combination. Although the Company believes that the proceeds of this Offering will be sufficient to effect the NYPF Business Combination, the Company cannot ascertain with any degree of certainty the capital requirements of NYPF's operations after the Closing. In the event that the Net Proceeds prove to be insufficient for such purposes, the Company will be required to seek additional financing. The failure by the Company to secure such additional financing could have a material adverse effect on the continued development or growth of the Company. See "-- Dependence on Availability of Funding Sources," "-- Possible Use of Debt Financing; Debt of NYPF" and "PROPOSED BUSINESS."

POSSIBLE USE OF DEBT FINANCING; DEBT OF NYPF

     There are currently no limitations relating to the Company's or NYPF's ability to borrow funds to increase the amount of capital available to the Company to finance the operations of NYPF. The amount and nature of any borrowings by the Company will depend on numerous considerations, including the Company's capital requirements, the Company's perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. Although the Company's management currently is discussing with several lending institutions, including among others NYPF's current lenders, potential financing arrangements after the closing of the NYPF Business Combination, no agreements or understandings in principle exist. There can be no assurances that debt financing, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in the best interests of the Company. The inability of the Company to borrow funds required to continue its operations or to provide funds for an additional infusion of capital may have a material adverse effect on the Company's financial condition and future prospects. Additionally, to the extent that debt funding ultimately proves to be available, any borrowings may subject the Company to various risks traditionally associated with incurring of indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. As of December 31, 1996, NYPF had available to it (i) financing in the form of informal, uncollateralized relationships with financial institutions, as well as (ii) working capital loans made by individuals not affiliated with NYPF in the aggregate amount outstanding at December 31, 1996 of $1,235,334, acquisition debt (from the 1992 acquisition by NYPF of its current business) of $98,117, and loans from an officer of NYPF, Mr. Schultz, in the amount of $689,650. All amounts outstanding under the relationships, line and loans are anticipated to be extinguished upon the closing of the NYPF Business Combination. See
"-- Secured Creditor of NYPF," "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- Liquidity and Capital Resources -- NYPF" and Notes 3 and 4 to Financial Statements of NYPF.

SECURED CREDITOR OF NYPF

     In June 1996, a Working Capital Management Account Line of Credit Agreement between NYPF and a financial services firm was activated whereby the maximum principal amount outstanding at any time would be $300,000, which is collateralized by most of the assets of NYPF. There can be no assurance that NYPF will satisfy its obligations under the current agreement and, accordingly, that the lender will not acquire all or any portion of NYPF's assets in satisfaction of those obligations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- Liquidity and Capital Resources -- NYPF" and Note 3 to Financial Statements of NYPF.

EFFECTS OF INFLATION

     The Company believes that the results of its operations subsequent to the NYPF Business Combination could be materially impacted by inflation if inflation materially adversely affected the operations of the NYPF Customers and their customers, and if inflation materially increased NYPF's costs of obtaining working capital (e.g., if the Company entered into larger lines of credit in lieu of its maintaining some of the current bank deposits against which it negotiates checks purchased by it).

DEPENDENCE UPON KEY PERSONNEL

     The operations of the Company largely depend upon the efforts of Irwin Zellermaier, the Company's Chairman, Chief Executive Officer and director, and, until the closing of the NYPF Business Combination, President, David Bader, the Company's Vice President, Secretary, Treasurer, Chief Financial Officer and director, and Gerald Nimberg, who, upon the closing of the NYPF Business Combination, will become the Company's President, Chief Operating Officer and director. See "MANAGEMENT." It is anticipated that Messrs. Zellermaier, Nimberg and Bader are the only persons whose activities will be material to the operations of the Company subsequent to the NYPF Business Combination. Each of them is or will be, as of the closing of the NYPF Business Combination, a party to an employment agreement with the Company. The Company has obtained "key man" life insurance on the lives of Messrs. Zellermaier and Nimberg, each policy being in the amount of $1,000,000. Although the Company anticipates it will maintain this "key man" life insurance for at least five years from the Effective Date, no assurances can be given that such insurance can be maintained at reasonable rates, if at all. The loss of the services of any of Messrs. Zellermaier, Bader or Nimberg before suitable replacements are obtained could have a material adverse effect on the Company's capacity to successfully achieve its business objectives. See "MANAGEMENT -- Employment Agreements/Executive Compensation."

CONFLICT OF INTEREST

     It is anticipated that Mr. Zellermaier will devote approximately 75% of his business time to the affairs of the Company and, accordingly, may have conflicts of interest in allocating his management time among the Company's operations and various real estate-related activities that will not be in conflict with the Company's business. See "MANAGEMENT -- Conflicts of Interest."

VOTING CONTROL BY INSIDERS

     Following the Closing, the officers and directors of the Company, including Mr. Nimberg, will own in the aggregate approximately 15.9% of the Company's outstanding Common Stock, assuming no exercise of the Purchase Warrants, the Over-Allotment Option, the Representative Options, the Lender Options or the shares issued in the event of the Company's prepayment of the February 1997 Debt, (the "Prepayment Shares"), and approximately 6.0% of the Company's outstanding Common Stock if the Purchase Warrants are exercised in full but assuming no exercise of the Over-Allotment Option, the Representative Options, the Prepayment Shares, or the Lender Options. In the election of directors, shareholders are not entitled to cumulate their votes for nominees. As a result, the officers and directors of the Company are in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote, including the election of directors. See "PRINCIPAL SHAREHOLDERS" and "DESCRIPTION OF SECURITIES."

DIVIDEND POLICY

     The Company has not paid any dividends on its capital stock to date and does not currently intend to pay cash dividends in the foreseeable future. The payment of dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition subsequent to the NYPF Business Combination. The payment of any dividends subsequent to the NYPF Business Combination will be within the discretion of the Company's then Board of Directors. It is the current intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board does not anticipate paying any cash dividends in the foreseeable future. See "DESCRIPTION OF
SECURITIES -- Dividends."

USE OF PROCEEDS TO REPAY DEBT

     $518,000 (7.0%) of the estimated Net Proceeds will be applied to repay the Private Debt. There is no assurance that the remaining Net Proceeds, together with the actual cash flow from the Company's operations, will be sufficient to meet its working capital requirements. See "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- Liquidity and Capital
Resources -- NYPF."

NO ASSURANCE OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE

     Prior to this Offering, there has been no public market for the Units, the Shares or the Purchase Warrants. It is anticipated that, upon the Closing, trading of the Securities will be conducted on Nasdaq. There is no assurance that an active trading market in the Units, the Shares or the Purchase Warrants will develop or that, if developed, any such market will be sustained. The liquidity of the Company's shareholders in its securities depends upon the development and continuation of that market. The offering price of the Units, Shares and the Purchase Warrants, as well as the exercise price and other terms of the Purchase Warrants, have been determined by negotiation between the Company and the Representative and bear no relationship to the Company's asset value, net worth or other established criteria of value. There can be no assurance that the market price of those securities will be sustained at the offering price. See "DESCRIPTION OF SECURITIES -- Certain Market Information" and "UNDERWRITING."

IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION

     New investors will incur an immediate and substantial dilution of approximately $2.34 per share (assuming no exercise of the Purchase Warrants, the Over-Allotment Option, the Representative Options or the Lender Options, or the issuance of the Prepayment Shares.) The existing shareholders of the Company acquired their shares of Common Stock at a nominal price. Accordingly, new investors will bear virtually all of the risks inherent in an investment in the Company. See "DILUTION" and "PROPOSED BUSINESS."

SHARES ELIGIBLE FOR FUTURE SALE

     All of the 685,000 shares of Common Stock issued and outstanding before giving effect to the Securities purchased in this Offering (which amount, for this purpose, includes an aggregate of 125,000 shares to be issued to Gerald Nimberg in connection with the closing of the NYPF Business Combination), referred to in this Prospectus as the "Current Shares," as well as the 198,000 shares of Common Stock issuable upon exercise of the Lender Options and the Prepayment Shares, if issued, are "restricted securities," as that term is defined under Rule 144 ("Rule 144"), promulgated under the Securities Act, and may only be sold pursuant to a registration statement under the Securities Act, in compliance with Rule 144, or pursuant to another exemption therefrom. For a description of Rule 144, see "DESCRIPTION OF SECURITIES -- Certain Market Information." None of such shares will be eligible for sale under Rule 144 prior to April 25, 1998. Furthermore, the holders of all of the Current Shares and all of the Lender Options and the Prepayment Shares, if issued, have agreed not to sell, transfer or otherwise dispose of any shares of Common Stock or any Lender Options for a period of 24 months from the Effective Date, or any longer period required by the law of any state. The Company is unable to predict the effect that any subsequent sales of the Company's securities by its existing shareholders, under Rule 144 or otherwise, may have on the then-prevailing market price of the Common Stock, although such sales could have a depressive effect on such market price. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "PROPOSED BUSINESS -- The NYPF Business Combination," "PRINCIPAL SHAREHOLDERS" and "DESCRIPTION OF SECURITIES -- Shares Eligible for Future Sale."

NASDAQ ELIGIBILITY AND MAINTENANCE; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ

     Under the current rules relating to the listing of securities on Nasdaq, a company must have at least $4,000,000 in total assets, at least $2,000,000 in stockholders equity, and a minimum bid price of $3.00 per share. For continued listing, a company must maintain at least $2,000,000 in total assets, at least $1,000,000 in stockholders equity, and a minimum bid price of $1.00 per share.

     The Units, the Shares and the Purchase Warrants (the "Listed Securities") are expected to be eligible for initial listing on Nasdaq under these rules upon the Closing. If at any time after issuance the Units, Shares and Purchase Warrants are not listed on Nasdaq, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, transactions in the Listed Securities would become subject to the penny stock regulations which impose additional sales practice requirements on broker-dealers who sell such securities. See "-- Risk of Low-Priced Stocks."

     If the Company should experience losses from operations, it may be unable to maintain the standards for continued listing and the Listed Securities could be subject to delisting from Nasdaq. Trading, if any, in the Listed Securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Listed Securities.

RISK OF LOW-PRICED STOCKS

     If the Listed Securities were delisted from Nasdaq, and no other exclusion from the definition of a "penny stock" under applicable Commission regulations were available, such Listed Securities would be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from Nasdaq, if it were to occur, could materially adversely affect the ability of broker-dealers to sell the Listed Securities and the ability of purchasers in this Offering to sell their Securities in the secondary market. See "DESCRIPTION OF SECURITIES -- Certain Market Information."

REPRESENTATIVE'S INFLUENCE ON THE MARKET

     A significant amount of the Securities may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Representative. Although it has no obligation to do so, the Representative has indicated to the Company that it intends to make a market in the Securities. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and Purchase Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. If the Representative ceases making a market, the market and market prices for such Securities may be adversely affected and the holders thereof may be unable to sell the Securities. See "DESCRIPTION OF SECURITIES -- Certain Market Information."

NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE PURCHASE WARRANTS

     The Purchase Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Purchase Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Purchase Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Purchase Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Purchase Warrants, there is no assurance that it will be able to do so.

     Although the Purchase Warrants will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Purchase Warrants in the after-market or may move to jurisdictions in which the shares underlying the Purchase Warrants are not so registered or qualified during the period that the Purchase Warrants are exercisable. In this event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise their Purchase Warrants (whether in response to a redemption notice or otherwise), unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or exemptions exist in such jurisdictions from such qualification. Purchase Warrant holders would have no choice but to attempt to sell the Purchase Warrants or allow them to expire unexercised. See "DESCRIPTION OF SECURITIES -- Purchase Warrants."

NON-EXERCISE OF PURCHASE WARRANTS CALLED FOR REDEMPTION

     Commencing after the Effective Date, the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days prior written notice, if the closing bid price, as reported on Nasdaq, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $6.00 per share, subject to adjustment. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of the Representative. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. In the event the Company elects to redeem the Purchase Warrants, such Purchase Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Purchase Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the Purchase Warrants could force Purchase Warrant holders either to (i) exercise the Purchase Warrants and pay the exercise price thereof at a time when it may be less advantageous economically to do so, or (ii) accept the redemption price in consideration for cancellation of the Purchase Warrants, which could be substantially less than the market value thereof at the time of redemption. See "DESCRIPTION OF SECURITIES -- Purchase Warrants."

REPRESENTATIVE OPTIONS

     In connection with this Offering, the Company has agreed to sell to the Representative and/or persons related to the Representative, for nominal consideration, the Representative Options. See note (1) to the table on the cover page of this Prospectus. The holders of the Representative Options will have certain registration rights with respect to the Representative Options and the Underlying Securities. See "UNDERWRITING." In addition, the sale, or even the possibility of sale, of the Underlying Securities could have an adverse effect on the market price for the Company's securities or on the Company's ability to obtain future public financing. If and to the extent the Representative Options are exercised, shareholders may experience dilution in the book value of their holdings. See "DILUTION."

                                USE OF PROCEEDS

     The Net Proceeds to the Company, after the Offering Costs of approximately $755,500 from the sale of the Units and the Underwriting Discount, are estimated to be $7,344,500. If the Over-Allotment Option is exercised in full, the Offering Costs would be $796,000 and the Net Proceeds would be $8,519,000.

     Approximately $4,275,000 of such Net Proceeds will be used to consummate the NYPF Business Combination. Of the remaining Net Proceeds, $518,000 will be used to retire the aggregate amount of the Private Debt. The Private Debt includes $330,000 of Lender Options bearing simple interest at an annual rate of 12% and $40,000 of debt bearing simple interest at an annual rate of 12%. The holders of the Private Debt are persons unaffiliated with the Company. The proceeds of the Private Debt provided interim working capital, were used to pay a portion of the Offering Costs and were used to fund an initial portion of the purchase price for the NYPF Business Combination. The Company may but is not obligated to satisfy an additional $300,000 of debt incurred in February 1997 (the "February Debt"). The February Debt is held by persons unaffiliated with the Company and the proceeds of the February Debt were used to pay a portion of the Offering Costs and to fund an additional portion of the purchase price for the NYPF Business Combination. The February Debt bears simple interest at an annual rate of 18% and is payable interest only commencing June 1, 1997. The principal amount and all accrued but unpaid interest is due and payable by the Company on December 31, 2001. In the event the Company satisfies the February 1997 Debt earlier than December 31, 2001, the Company is obligated to pay to the holders of the February Debt a pre-payment amount (the "Prepayment Amount") equivalent to 22 months of accrued interest if paid on or prior to October 31, 1997; 18 months of accrued interest if paid subsequent to October 31, 1997 but before February 10, 1998; 12 months of accrued interest if paid subsequent to February 10, 1998 but before July 31, 1998 and; 6 months of accrued interest if paid subsequent to August 1, 1998 but before February 10, 1999. The Prepayment Amount is payable at the option of the Company, by delivery by the Company to the holder of the February 1997 Debt, shares of the Company's Common Stock equal to the quotient obtained by dividing (x) the Prepayment Amount divided by (y) (.66) multiplied by the fair market value of the Company's Common Stock, referenced as the average of the last sales price of the shares of Common Stock for the 30 trading days immediately preceding the date of the calculation, provided, however, the Company may not issue in excess of 50,000 shares of its Common Stock in connection with the Prepayment Amount. Approximately $2,551,500 (approximately $3,726,000 if the Over-Allotment Option is exercised in full) of such Net Proceeds will be retained by the Company for working capital purposes primarily utilized for the discounted purchase of checks. See "PROPOSED BUSINESS," "MANAGEMENT -- Employment Agreements/Executive Compensation."

     The foregoing estimates of uses of the Net Proceeds are summarized in the following table:

                                             IF THE OVER-ALLOTMENT OPTION IS        IF THE OVER-ALLOTMENT OPTION IS
                                                      NOT EXERCISED                        EXERCISED IN FULL
                                           ------------------------------------   ------------------------------------
                                             AMOUNT     PERCENTAGE     TOTAL        AMOUNT     PERCENTAGE     TOTAL
                                           ----------   ----------   ----------   ----------   ----------   ----------
Net Proceeds.............................                            $7,344,500                             $8,519,000
Uses of Net Proceeds:
Payable to
  Consummate the NYPF Business
    Combination..........................  $4,275,000      58.2%                  $4,275,000      50.2%
Payable to
  Retire the Private Debt................     518,000       7.0%                     518,000       6.0%
Used for Discounted Purchase of Checks...   1,969,000      26.8%                   2,919,097      34.3%
Used for Operating Expenses, Including
  Salaries, Commissioned Agent Fees, Rent
  and Other Office Expenses..............     249,500       3.4%                     384,142       4.5%
Used for Other Working Capital...........     333,000       4.6%                     422,761       5.0%
        Total Uses.......................                            $7,344,500                             $8,519,000

     The Net Proceeds not immediately required for the purposes set forth above will be invested in United States Government securities or other minimum risk, short-term interest-bearing investments; provided, however, that the Company will attempt not to invest the Net Proceeds in a manner which may result in the Company being deemed to be an investment company under the Investment Company Act of 1940.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at December 31, 1996, as adjusted on a pro forma basis to give effect to the redemption during February 1997 by the Company of an aggregate of 1,198,000 shares of Common Stock (the "February Redemption"), the issuance of an aggregate of 125,000 shares of the Common Stock to Gerald Nimberg, an affiliate of NYPF, in connection with the closing of the NYPF Business Combination as part of the consideration for NYPF's assets having an aggregate value of $50,928, the sale of 900,000 Units being offered hereby and the application of the estimated Net Proceeds from the sale of securities as set forth under "USE OF PROCEEDS." See "PROPOSED BUSINESS -- The NYPF Business Combination" and "PRINCIPAL SHAREHOLDERS." This table should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                            AS ADJUSTED
                                                                             FOR THIS
                                                              OUTSTANDING    OFFERING
                                                              -----------   -----------
Common Stock, $.001 par value: 20,000,000 shares authorized;
  560,000 shares issued; 3,385,000 as adjusted for
  redemptions after December 31, 1996, the closing of the
  NYPF Business Combination and this Offering(1)............   $   1,758         3,385
Additional paid in capital..................................      11,176     7,738,268
Deferred offering costs.....................................    (383,462)
Accumulated deficit.........................................    (412,905)     (412,905)
                                                               ---------    ----------
          Total shareholders' equity........................   $(783,433)   $7,328,748
                                                               =========    ==========

---------------

(1) Includes the issuance of 125,000 shares to Mr. Nimberg in connection with the closing of the NYPF Business Combination. Assumes no exercise of the Purchase Warrants, the Over-Allotment Option, the Representative Options, or the Lender Options and no issuance of the Prepayment Shares. See "PROSPECTUS SUMMARY -- The Offering," "PROPOSED BUSINESS -- The NYPF Business Combination," "PRINCIPAL SHAREHOLDERS," "UNDERWRITING" and Note 8 to Financial Statements of the Company.

                                    DILUTION

     The difference between the public offering price per share and the pro forma net tangible book value per share of Common Stock of the Company after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities and loan origination costs) by the number of outstanding shares of Common Stock.

     At December 31, 1996, the unaudited net tangible book value of the Company was $(783,433) or approximately $(.45) per share of capital stock of the Company (based upon 1,758,000 shares then outstanding). After giving effect to the February Redemption, the closing of the NYPF Business Combination, the issuance of an aggregate of 125,000 shares of the Common Stock to Mr. Nimberg in connection with that closing as part of the consideration for NYPF's assets having an aggregate value of $50,928, the sale of 900,000 Units offered hereby (and assuming that a value of $0.125 is ascribed to the Purchase Warrants included in the Units offered hereby) and the application of the estimated Net Proceeds, the pro forma net tangible book value of the Company at December 31, 1996 would have been $2,494,259 or approximately $.74 per share, representing an immediate increase in net tangible book value of $3,277,692 or $1.19 per share to existing shareholders and an immediate dilution of $2.34 per Share to new investors (which represents 76.0% of the public offering price of the Shares). As of the date hereof, there are currently no plans, proposals, arrangements, understandings or obligations with respect to the sale of additional securities to any persons for the period commencing with the Closing, other than the Company's issuance of shares of Common Stock upon the exercise of the Over-Allotment Option, the Representative Options, the Lender Options and if the February 1997 Debt is prepaid by the Company, the Prepayment Shares. See "PROSPECTUS SUMMARY -- The Offering," "PROPOSED BUSINESS -- The NYPF Business Combination," "PRINCIPAL SHAREHOLDERS," "UNDERWRITING" and Financial Statements of the Company.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per-share basis after this Offering:

Initial public offering price per Share.....................           $3.08(1)
Net tangible book value per share of Common Stock, before
  this Offering.............................................  $ (.45)
Increase per share of Common Stock attributable to payment
  by new investors..........................................    1.19
                                                              ------
Pro forma adjusted net tangible book value per share of
  Common Stock after this Offering..........................             .74
                                                                       -----
Net tangible book value dilution to new investors per Share
  of Common Stock...........................................           $2.34
                                                                       =====

---------------

(1) Reflects the initial offering price of one share of Common Stock, assuming that a value of $.0125 is ascribed to each of the Purchase Warrants).

     The following table sets forth as of the Effective Date, with respect to existing shareholders (including for this purpose Mr. Nimberg, who will become a shareholder upon the closing of the NYPF Business Combination) and new investors with respect to the number of shares of Common Stock included in the Units, on a pro forma basis, a comparison of the number of shares of Common Stock acquired from the Company, their percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share of Common Stock:

                                            SECURITIES PURCHASED(1)       TOTAL CONSIDERATION
                                            ------------------------    -----------------------
                                              AMOUNT     PERCENTAGE       AMOUNT     PERCENTAGE
                                            ----------   -----------    ----------   ----------
Existing Shareholders.....................     685,000       20.2%      $  385,685        4.4%
New Investors -- Shares...................   2,700,000       79.8%       8,325,000(2)    95.6%
                                             ---------      -----       ----------      -----
                                             3,385,000        100%      $8,710,685        100%
                                             =========      =====       ==========      =====

---------------

(1) The above table assumes no exercise of the Purchase Warrants, the Over-Allotment Option, the Representative Options or the Lender Options or the issuance of the Prepayment Shares. If the Over-Allotment Option is exercised in full, the new investors will have paid $9,572,400 for 3,105,000 Shares, representing approximately 96.1% of the total consideration of $9,958,085, assuming no exercise of the Purchase Warrants, the Representative Options, the Lender Options or the issuance of the Prepayment Shares. See "PROSPECTUS SUMMARY -- The Offering," "PRINCIPAL SHAREHOLDERS" and "UNDERWRITING."
(2) Before deduction of underwriting discounts and estimated expenses of the Offering.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with the Financial Statements and Notes thereto of the Company and NYPF included elsewhere in this Prospectus.

GENERAL

     The Company was organized in February 1995, and to date has had no revenues and has not engaged in any operations. THE CLOSING IS SUBJECT TO THE SIMULTANEOUS CLOSING OF THE NYPF BUSINESS COMBINATION. In addition to the consummation of the NYPF Business Combination and entering into the check factoring business, the Company may explore the possibility of offering other financial services, including accounts receivable, asset based lending and medical receivables financing. The Company has no agreements, agreements in principle or understandings with respect to entering into these other commercial finance areas and does not intend to enter into these areas in the immediate future. See "PROPOSED BUSINESS -- The NYPF Business Combination" and
"-- Employees."

     Management of NYPF estimates that NYPF typically purchases checks for between 98% and 99% of the face amount of the check, depending on the amount of the check, the historical volume of checks purchased by NYPF from each NYPF Customer, whether the checks are presented directly by the NYPF Customer or through a broker, whether the checks actually have been presented to NYPF at the time of NYPF's payment to the NYPF Customer, and whether those checks are post-dated. (Management believes that the dollar amount of checks purchased before they are presented to NYPF, and post-dated checks, is not material.) The weighted average discounted purchase price is 98.9% of the face amount of the check. The difference between the face amount of the check and NYPF's purchase price for the check is known as the "discount." The discount is negotiated on a case by case basis. NYPF's fee income is derived solely from discounts. Gross proceeds relating to the purchase of checks is recognized for financial accounting purposes in the month the related check is negotiated by NYPF. The term "gross proceeds" means amounts collected by NYPF from its negotiation of checks purchased from the NYPF Customers. See "PROPOSED BUSINESS -- Sources of Business" and "-- Commissioned Agent."

RESULTS OF OPERATIONS -- NYPF

     The following discussion is based solely upon information provided to the Company and its accountants by NYPF's management and accountants.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     For the year ended December 31, 1996, NYPF derived fee income of $2,605,549 from the purchase of checks, as compared to $1,467,620 for the year ended December 31, 1995. This increase of approximately $1,137,929 (approximately 78.0%) was a result of the activities of a commissioned agent. Purchased checks increased from $136,471,119 during 1995 to $253,365,164 during 1996. See
"PROPOSED BUSINESS -- Sources of Business" and "-- Commissioned Agent."

     Selling, general and administrative expenses, including, among other expenses, amounts paid in respect of sales representatives, payroll and related expenses and office overhead costs (including rent) increased by $858,355 (91.2%) to $1,799,556 for the year ended December 31, 1996, as compared to $941,201 for the year ended December 31, 1995. This increase was primarily a result of a $369,906 increase in commissions to the commissioned agent and a $29,517 increase in rent expense due to the opening of a third location in New York City. NYPF's payroll costs increased to approximately $712,500 from approximately $458,600 primarily as a result of additional employees hired at its new facility. Selling, general and administrative expenses constituted approximately 69.0% and 64.0% of fee income for the year ended December 31, 1996 and December 31, 1995, respectively.

     For the year ended December 31, 1996, interest expense was $500,595 versus $210,704 for the year ended 1995. This increase of $289,891 (or 137.5%) is a result of increased borrowings during fiscal year ended December 31, 1996 as compared to the borrowings during fiscal year ended December 31, 1995. (See
"-- Liquidity and Capital Resources -- NYPF.")

     Net income for the year ended December 31, 1996 was $465,269 as compared to $288,601 for the year ended December 31, 1995, representing an increase by approximately 61.2%. This increase resulted from an increase in the purchase of checks and a corresponding increase in fee income, monies received from the Company in the form of a forfeited deposit offset by increases in selling, general and administrative expenses, primarily an increase in an officer's salary, and interest expenses noted above. Net income as a percentage of fee income was approximately 17.9% and 19.6% for the years ended December 31, 1996 and December 31, 1995, respectively. See Note D to "GENERAL CREDIT CORPORATION UNAUDITED PRO FORMA FINANCIAL STATEMENTS".

     NYPF's provision for income taxes reflects primarily the provision for New York City income taxes as NYPF is approved for S corporation status for federal and state income tax purposes, which provides for corporate taxable income to be passed through directly to the shareholders.

LIQUIDITY AND CAPITAL RESOURCES -- NYPF

     NYPF's capital requirements generally increase proportionately to the aggregate face amount of checks purchased, although more rapid collection of purchased checks can mitigate NYPF's cash needs.

     Since its inception through December 31, 1996, NYPF has financed its operations principally through (i) an equity investment of $50,000; (ii) working capital loans in the aggregate amount of $1,924,984, provided by three financial institutions and three financial services firms, individuals not affiliated with NYPF, and Mr. Schultz, an officer of NYPF (the "Working Capital Loans"); and
(iii) net proceeds received from the collection of purchased checks. In June 1996, a Working Capital Management Account Line of Credit agreement between NYPF and one of these financial services firms was activated whereby the maximum principal amount outstanding at any time would be $300,000, which is collateralized by most of the assets of NYPF. In addition, the provisions of the agreement require NYPF to maintain cash in a separate trust account with the financial services firm in an amount not less than 66% of the outstanding line of credit balance. As of December 31, 1996, the outstanding line of credit balance is $185,334 and the restricted cash associated with the agreement is $122,320. Interest on the outstanding principal balance accrues at the annual rate of prime plus 1%. As of December 31, 1996, NYPF was indebted pursuant to the Working Capital Loans in the amount of $1,924,984, all of which liabilities are anticipated to be extinguished upon the closing of the NYPF Business Combination. See "RISK FACTORS -- Possible Use of Debt Financing; Debt of NYPF" and Notes 3 and 4 to Financial Statements of NYPF.

     During the year ended December 31, 1996, NYPF incurred positive cash flow of $997,534. Such increase primarily related to increased borrowings of approximately $771,100 and cash provided by operations of approximately $621,000.

     During the fiscal year ended December 31, 1995, NYPF incurred a net increase in cash of $51,812 as a result of, among other things, cash flows from operations of approximately $283,000, a reduction in borrowings of approximately $53,000 and a payment of approximately $159,000 in dividend to shareholders.

     As of December 31, 1996 and December 31, 1995 NYPF had available cash of $2,244,928 and $1,247,394, respectively. NYPF's total liabilities increased to $2,226,224 as of December 31, 1996 from $1,267,383 as of December 31, 1995.

     Assuming the sale of the Securities offered hereby, of which there can be no assurance, the Company expects to use approximately $1,969,000 (or $2,919,097 if the Over-Allotment Option is exercised in full) of the Net Proceeds to purchase checks. The Company also expects that its operating expenses will increase due to additional overhead, including the payment of salaries, required for the increased monitoring and processing of newly acquired checks resulting from increased cash controls and sites of the Company's business and for the management of a public company. The Company expects that the Net Proceeds and the anticipated cash flow from its operations will be sufficient to meet its working capital requirements for at least 12 months. See "RISK FACTORS -- Use of Proceeds to Repay Debt" and "MANAGEMENT -- Employment Agreements/Executive Compensation."

     As of the Effective Date, the Company is not involved in any material acquisitions, nor are any material acquisitions currently planned, other than the NYPF Business Combination. There is no assurance that the Company's resources will be sufficient to finance any acquisition or expansion other than the NYPF Business Combination. See "PROPOSED BUSINESS -- Possible Expansion."

EFFECTS OF INFLATION

     The Company believes that the results of its operations subsequent to the NYPF Business Combination could be materially impacted by inflation, including increases in interest rates generally, if inflation materially adversely affected the operations of the NYPF Customers and their customers, and if inflation materially increased NYPF's costs of obtaining working capital (e.g., if the Company entered into larger lines of credit in lieu of its maintaining some of the current bank deposits against which it negotiates checks purchased by it).

TAX CONSIDERATIONS

     Simultaneously with the Closing, the Company will purchase the assets of NYPF in the NYPF Business Combination. Included in the purchased assets will be goodwill and other intangible assets of $4,834,489. The purchased goodwill and intangibles will be held in connection with the conduct of a trade or business and accordingly will be amortizable, for tax purposes, over a 15-year period pursuant to Internal Revenue Code Section 197. See Note (D) to "GENERAL CREDIT CORPORATION UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

     No substantial deferred tax assets or liabilities are anticipated to be recorded in the application of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" to the assets purchased. Both the allocation of purchase price and the depreciable lives of acquired assets will be similar for both book and tax.

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following sets forth the unaudited pro forma balance sheet as of December 31, 1996 which has been prepared by combining the unaudited balance sheets of General Credit Corporation (the "Company") and New York Payroll Factors, Inc. ("NYPF"). The acquisition is being accounted for using the purchase method as if the acquisition had occurred on December 31, 1996. The combined balance sheet was based on terms provided in the asset purchase agreement and reflects the issuance of common stock and receipt of proceeds from the proposed public offering. The unaudited pro forma statements of operations for the year ended December 31, 1996, which present the results of operations as if: (a) NYPF had not elected to be treated as an S corporation during those periods, (b) The Company had adjusted for a pro forma reduction in interest expense for the year ended December 31, 1996, associated with the portion of the Offering proceeds to be used to retire debt at December 31, 1996, (c) The Company had reflected amortization of the excess purchase price over the net book value of net assets acquired, which is currently estimated to be amortized on a straight-line basis over a five-year period for identifiable intangibles and a twenty-year period for goodwill. In management's opinion, all adjustments necessary to reflect the effects of the transaction have been made.

     The unaudited pro forma results of operations are not necessarily indicative of the actual results that would have occurred had the transactions been consummated on such date, nor is it necessarily indicative of future financial position or operating results of the Company. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes of the Company included elsewhere in this prospectus. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

                           GENERAL CREDIT CORPORATION

                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                            AS OF DECEMBER 31, 1996

                                   HISTORICAL     HISTORICAL                              GENERAL
                                     GENERAL       NEW YORK                               CREDIT
                                     CREDIT         PAYROLL       PRO FORMA             CORPORATION
                                   CORPORATION   FACTORS, INC.   ADJUSTMENTS             PRO FORMA
                                   -----------   -------------   -----------            -----------
                                          ASSETS

Cash and cash equivalents........   $     650     $2,244,928     $   217,991(A)(B)(C)(G) $2,463,569
Restricted cash..................                    122,320        (122,320)(C)
Accounts receivable, less
  allowance for doubtful
  accounts.......................                    137,251        (137,251)(C)
Prepaid expenses and other
  assets.........................                     18,089         (18,089)(C)
                                    ---------     ----------     -----------             ----------
          Total current assets...         650      2,522,588         (59,669)             2,463,569
Fixed assets, at cost, net of
  accumulated depreciation and
  amortization...................                     41,368                                 41,368
Goodwill and other intangibles...                    376,255       4,458,234(B)           4,834,489
Other assets.....................       4,762          9,560                                 14,322
                                    ---------     ----------     -----------             ----------
          Total assets...........   $   5,412     $2,949,771     $ 4,398,565             $7,353,748
                                    =========     ==========     ===========             ==========

                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Notes payable....................   $ 518,000     $  573,936     $(1,091,936)(C)(F)
Accounts payable and accrued
  expenses.......................     270,845        203,123        (448,968)(C)(G)      $   25,000
Due to officer...................                    689,650        (689,650)(C)
Long-term portion of notes
  payable........................                    759,515        (759,515)(C)
                                    ---------     ----------     -----------             ----------
          Total liabilities......     788,845      2,226,224      (2,990,069)                25,000
                                    ---------     ----------     -----------             ----------
Shareholders' equity
  (deficiency):
  Common stock...................       1,758         50,000         (48,373)(A)(B)(C)        3,385
  Additional paid-in capital.....      11,176                      7,727,092(A)(C)        7,738,268
  Retained earnings
     (deficiency)................    (412,905)       673,547        (673,547)(C)           (412,905)
     Less deferred offering
       costs.....................    (383,462)                       383,462(A)
                                    ---------     ----------     -----------             ----------
          Total shareholders'
            equity
            (deficiency).........    (783,433)       723,547       7,388,634              7,328,748
                                    ---------     ----------     -----------             ----------
          Total liabilities and
            shareholders'
            equity...............   $   5,412     $2,949,771     $ 4,398,565             $7,353,748
                                    =========     ==========     ===========             ==========

                           GENERAL CREDIT CORPORATION

                           PRO FORMA INCOME STATEMENT
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                          HISTORICAL     HISTORICAL                          GENERAL
                                            GENERAL       NEW YORK                           CREDIT
                                            CREDIT         PAYROLL       PRO FORMA         CORPORATION
                                          CORPORATION   FACTORS, INC.   ADJUSTMENTS         PRO FORMA
                                          -----------   -------------   -----------        -----------
Net revenue.............................                 $2,605,549                        $2,605,549
Operating expenses:
  General and administrative............   $ 103,325      1,742,751                         1,846,076
  Amortization expense..................         871         56,805      $ 237,419(D)(F)      295,095
                                           ---------     ----------      ---------         ----------
          Income (loss) from
            operations..................    (104,196)       805,993        237,419            464,378
Other (income) expense:
  Interest expense......................     108,296        500,595       (608,891)(E)
  Other.................................     200,000       (200,000)
                                           ---------     ----------      ---------         ----------
          Income (loss) before provision
            for income taxes............    (412,492)       505,398        371,472            464,378
Provision for income taxes..............          --         40,129        175,512(G)         215,641
                                           ---------     ----------      ---------         ----------
          Net income (loss).............   $(412,492)    $  465,269      $ 195,960         $  248,737
                                           =========     ==========      =========         ==========
Pro forma net income per share(H).......                                                          .30
                                                                                           ==========
Pro forma weighted average number of
  common shares outstanding(H)..........                                                      817,000
                                                                                           ==========
Pro forma net income per share including
  shares sold in offering(I)............                                                          .07
                                                                                           ==========
Pro forma weighted average number of
  common shares outstanding, including
  shares sold in offering(I)............                                                    3,517,000
                                                                                           ==========

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(A) To reflect the issuance of 900,000 units at an offering price of $10.00 per unit of General Credit Corporation and the receipt of the net proceeds from the offering of $7,344,500 as set forth in the Registration Statement. Each unit consists of three shares of common stock and six redeemable common stock warrants. Also reflects the redemption of 1,198,000 shares of common stock for $1,198.

(B) To reflect cash payment of $4,500,000 and the issuance of 125,000 shares of common stock of General Credit Corporation at $3.083 per share ($385,417) to the owners of New York Payroll Factors, Inc. and the excess of purchase price paid ($4,885,417) over the historical basis of net assets purchased ($50,928). The General Credit Corporation stock is valued at a price of $3.083 which was determined based on the allocation of the offering price as set forth in this Registration Statement.

(C) To reflect in the pro forma balance sheet those assets of $2,898,843 including cash of $2,060,714, to be distributed in accordance with the asset purchase agreement and liabilities of $2,226,224 to be eliminated prior to the effective date of the Acquisition.

(D) Represents amortization of the excess purchase price over the net book value of assets acquired of $4,834,489 of which $350,000 has been allocated to covenant not to compete and customer list to be amortized over a five-year period and goodwill of $4,484,489 amortized over a twenty-year period, less amortization reflected in the historical statements.

(E) To reflect a reduction in interest expense of $500,595 for the year ended December 31, 1996, for interest incurred by New York Payroll Factors, Inc. on debt that will not be assumed by the General Credit Corp., and an additional reduction of $108,296 in interest associated with the portion of the Offering proceeds used to retire General Credit Corporation's debt of $518,000.

(F) To reflect the payment of the accrued liabilities of General Credit Corporation relating to accrued interest and deferred registration costs.

(G) To reflect the provision for income taxes based upon pro forma income before taxes as if New York Payroll Factors, Inc. had been a C corporation and all the income has been generated within the State of New York and in New York City. Historically, NYPF has filed its income tax returns as an "S" corporation which provides for income and deductions to pass through to, and be included in, the shareholders' respective income tax returns.

(H) Pro forma net income per share, for the year ended December 31, 1996, has been computed by dividing pro forma net income by the weighted average number of common shares outstanding (all shares deemed outstanding throughout the period) and common stock equivalents of 132,000 outstanding during the period. The pro forma weighted average number of common shares includes the adjustment for the redemption of the 1,198,000 shares of common stock, and does not reflect the increase in shares related to the anticipated public offering.

(I) In addition to (I) above, the weighted average number of common shares outstanding include shares issued in connection with the anticipated public offering.

                               PROPOSED BUSINESS

INTRODUCTION

     Since its inception as a New York corporation in February 1995, the Company's activities have been limited to administrative activities and, in February 1996, entering into an agreement to purchase the business of NYPF. Under the Charter, the Company was authorized to issue 200 shares of its common stock, no par value. Pursuant to a plan of reorganization, effective on April 24, 1996, the Company authorized a 100,000-for-one stock split, changed the par value of its common stock to $.001 per share, and effected an 8,790-for-one stock dividend to its shareholders of record. See Note 1 to Financial Statements of the Company. To date, the Company has not generated any revenues nor engaged in any operations. THE CLOSING IS SUBJECT TO THE SIMULTANEOUS CLOSING OF THE NYPF BUSINESS COMBINATION.

     The description of NYPF in this Prospectus is based solely upon information provided to the Company and its accountants by NYPF's management and accountants.

     Since the purchase of its current business in January 1992, NYPF has provided working capital financing to the NYPF Customers through the discounted purchase of checks (commonly referred to as "check factoring"), generally on a non-recourse basis with respect to the NYPF Customers except to the extent of forged signatures on and stop payments of the purchased checks. The NYPF Customers are small- and medium-sized independent contracting firms located in the New York City metropolitan area and northern New Jersey area, which NYPF's management estimates have annual sales of at least $2,000,000 and some of which provide goods and services to labor intensive businesses such as apparel manufacturers (commonly referred to as "garment industry" firms) and construction firms. Included among the NYPF Customers are sewing contractors, wholesale distributors, independent trucking companies, printing companies, converters, healthcare providers, insurers and commercial real estate owners. The makers of the checks are manufacturers, construction firms and other businesses paying for goods or services purchased from the NYPF Customers. Occasionally, NYPF purchases checks directly from the manufacturers, construction firms and other businesses themselves. The NYPF Customers, typical of garment industry contractors and other small- and medium-sized vendors generally, face extraordinary periodic short-term cash requirements. By factoring checks, the NYPF Customer can realize cash more quickly.

     Operating from a single office on the lower east side of Manhattan in 1992, NYPF changed its emphasis from primarily Spanish-speaking sewing contractors in the "garment district" of Manhattan, many of which required credit on a weekly basis, to contractors predominantly owned by persons of Asian ancestry and requiring nominal credit.

     For the fiscal years ended December 31, 1995 and 1996, NYPF generated net income of $288,601 and $465,269, respectively, from the negotiation by it of checks purchased from NYPF Customers. See Financial Statements of NYPF. In mid-1995, NYPF opened its second office, in midtown Manhattan near the "garment district," and, in January 1996, NYPF opened its third site, on Seventh Avenue in the "garment district." See "-- Facilities." NYPF also expanded its use of sales agents from three in 1992 to eight currently, increasing the volume of checks purchased by NYPF. Management of NYPF estimates that as of March 1, 1997, there were over 1,800 NYPF Customers (900 of which were active on a monthly basis), approximately 1,350 of which were predominantly Asian sewing contractors (650 of which were active on a monthly basis).

INDUSTRY OVERVIEW

     Factoring, including check factoring, has been a method of working capital financing in the United States for over 200 years. The factoring industry has undergone considerable consolidation over the past several years; as a result, the industry is characterized by a small number of very large factors operating nationally, with a multitude of small companies generally operating on a local or regional basis. Currently, however, NYPF believes, based on an informal study conducted by it, that, including NYPF, there are approximately 20 check factoring firms operating in the New York City "garment district," all within the same seven block area in which the NYPF Customers are located.

THE NYPF BUSINESS COMBINATION

     The NYPF Business Combination consists of the acquisition, by the Company or its wholly-owned subsidiary corporation, of NYPF's corporate and trade names and trademarks, goodwill, computer programs and software, lists of the NYPF Customers and all other assets of NYPF associated with or related to NYPF's business (excluding cash, the purchase price for the NYPF Business Combination, and minutes, minute books and stock record books of NYPF), and assignment to the Company or its wholly-owned subsidiary of purchase and sale agreements with respect to factored checks between NYPF and the NYPF Customers, and rights of NYPF's affiliates as tenants under three commercial leases, for total consideration of (i) $4,700,000 in cash to NYPF at the closing of the NYPF Business Combination, of which $425,000 has been paid to date, $200,000 of which was paid by the Company as consideration for an expired non-refundable option and (ii) the issuance of an aggregate of 125,000 shares of the Common Stock, which shares are to be assigned to Gerald Nimberg, Vice President and Chief Operating Officer of NYPF. Under certain circumstances, Mr. Nimberg is entitled to certain piggy back registration rights with respect to his shares of Common Stock. At the closing of the NYPF Business Combination, it is contemplated that Mr. Nimberg will become the President and Chief Operating Officer of the Company pursuant to a ten-year employment agreement with the Company, as well as a director of the Company. See "MANAGEMENT -- Employment Agreements/Executive Compensation." Messrs. Schultz and Nimberg, owners of the outstanding shares of capital stock of NYPF, have agreed that each of them shall not compete with the Company's operations for a period of five years within the geographic region consisting of New York State, New Jersey and Connecticut. See "RISK FACTORS -- Dependence on Availability of Funding Sources" and "-- Possible Use of Debt Financing; Debt of NYPF," "USE OF PROCEEDS," Note 8 to Financial Statements of the Company and Note 6 to Financial Statements of NYPF.

NYPF'S OPERATING PROCEDURES

     Management of NYPF estimates that NYPF typically purchases checks for between 98% and 99% of the face amount of the check, depending on the amount of the check, the historical volume of checks purchased by NYPF from each NYPF Customer, whether the checks are presented directly by the NYPF Customer or through a broker, whether the checks actually have been presented to NYPF at the time of NYPF's payment to the NYPF Customer, and whether those checks are post-dated. (Management of NYPF believes that the dollar amount of checks purchased before they are presented to NYPF, and post-dated checks, is not material). The weighted average discounted purchase price is 98.9% of the face amount of the check. The difference between the face amount of the check and NYPF's purchase price for the check is known as the "discount." The discount is negotiated on a case by case basis. The Company believes that the NYPF Customers prefer NYPF as opposed to more conventional financial institution financing as a source of funds because (i) NYPF does not require complex credit agreements, credit evaluation of NYPF Customers, guarantees or other credit enhancement, financial statements, collateral or a minimum borrowing base of receivables or inventory, all or some of which would typically be required by a financial institution prior to establishing an accounts receivable or asset based line of credit, and (ii) NYPF provides liquidity virtually upon demand of the NYPF Customers, in larger amounts daily than most financial institutions are able to supply. Management of NYPF estimates that during the year ended December 31, 1996, the average face amount of a check purchased by NYPF was approximately $3,600 (unaudited) and NYPF purchased an average of $4,800,000 (unaudited) in face amount of checks weekly, of which approximately $2,700,000 (unaudited) in face amount of checks was purchased on Fridays and Saturdays. In an attempt to limit its exposure arising from a purchased check not being collectible, NYPF's policy is rarely to purchase any check the face amount of which is in excess of $50,000. See "RISK FACTORS -- Credit Losses; Recessionary Environment."

     NYPF's procedures include its entering into a Purchase and Sale Agreement with each NYPF Customer, including a list of the current customers of the NYPF Customer, stating the amount of the discount on checks to be purchased by NYPF from the NYPF Customer, and providing, among other things, that (i) NYPF is not required to purchase any check having a face amount less than $2,500, or not made payable to the order of the NYPF Customer, or drawn on an account of anyone other than a check maker approved by NYPF,

(ii) the NYPF Customer is responsible for losses resulting from forged or unauthorized signatures of makers of checks or stop payments of checks, (iii) the NYPF Customer represents to NYPF that, among other things, it owns the checks sold, each check represents payment for merchandise or services actually delivered or performed for a customer of the NYPF Customer in a business and not a consumer transaction, and each check is genuine and not subject to offsets or defenses. NYPF generally requires presentation of identification by each representative of an NYPF Customer seeking to sell a check to NYPF. NYPF Customers can advise NYPF of check amounts and their requested bill denominations so that cash envelopes are available when their representatives arrive at NYPF's offices. NYPF also offers a door-to-door armed guard delivery service upon the request of NYPF customers. Pursuant to banking resolutions and powers of attorney in favor of NYPF provided by each NYPF Customer, NYPF endorses each purchased check beneath the endorsement of the NYPF Customer before depositing it in NYPF's bank account.

SOURCES OF BUSINESS

     During 1995 and 1996, management of NYPF estimates that it obtained, as a percentage of its fee income (i) approximately 10% from sales representatives at a weighted average fee income of 1.0%, and (ii) approximately 25% from NYPF's independent contractor relationship with Ace Ventures Inc. ("Ace"), described below, operating from premises located at 499 Seventh Avenue, New York, New York (see "-- Commissioned Agent"). NYPF has maintained a sales representation relationship with one of its ten representatives for more than three years.

COMMISSIONED AGENT

     NYPF entered into an agreement with Ace as of February 1, 1996. Under the terms of that agreement, Ace, which is otherwise unaffiliated with NYPF, is NYPF's exclusive agent to arrange check factoring with prospective NYPF Customers predominantly owned by persons of Asian ancestry and operating businesses located in midtown Manhattan, New York in or near the "garment district" (the "Asian Market"), so long as Ace fulfills all of its requirements under that agreement and maintains gross proceeds from the Asian Market of an average of $700,000 per week, and Ace is required to refer to NYPF all check factoring business that Ace generates in the Asian Market, with no obligation of NYPF either to accept any particular Ace customer as an NYPF Customer or to accept any minimum aggregate check face amount of business referred to NYPF through Ace. NYPF generally is required under that agreement to supply Ace's daily cash funding requirement requested by Ace from NYPF at least one week in advance. Under that agreement, NYPF has agreed to pay Ace a commission calculated as a percentage of NYPF's fee income resulting from Ace's efforts, ranging from 40% to 50%, depending upon the amount of such fee income and the days of check purchases; effective upon and after the Closing, Ace's commission will be 50% of all of NYPF's fee income from the Asian Market resulting from Ace's efforts. Under that agreement, Ace has agreed to reimburse NYPF for 50% of the costs of remodeling the office located at 499 Seventh Avenue, New York, New York (the "Ace Office"), telephone, alarm system, attorney review of the lease, rent, common area charges, electricity, trash removal, security deposit and office insurance, and Ace bears its operating costs for tellers, sales, marketing, messenger, and delivery services. NYPF bears its costs for securing, insuring, and delivering the cash to the Ace Office, and for money counting, bookkeeping, and accounting at the Ace Office. NYPF is not restricted from soliciting business directly from any prospective NYPF Customer, even within the Asian Market, so long as NYPF does not do so on the premises of the Ace Office and does not use an agent other than Ace to do so with respect to the Asian Market. The agency initial term is the same as the term of the lease of the Ace Office (ending on January 31, 2001). The term will renew automatically for one year periods provided that neither party has breached any provision of the agreement. See "-- Security" and "-- Facilities."

COMPETITION

     NYPF competes in its check factoring business with firms that provide working capital financing to small- and medium-sized businesses. Those competing firms include banks, financial institutions, commercial finance companies and factoring companies, some of which may have substantially greater financial and other resources than NYPF. NYPF believes, based on an informal study conducted by it, that, including NYPF, there are approximately 20 check factoring firms operating in the New York City "garment district," all within the same seven block area in which the NYPF Customers are located, generating, in the aggregate, approximately $26,000,000 gross proceeds weekly, and that NYPF generates the most gross proceeds, both annually and, on an average, weekly. Based upon the Company's informal survey, the four largest factors in the United States had approximately $67,900,000,000 of reported gross proceeds in 1995, compared to approximately $136,000,000 in gross proceeds for the Company in 1995. NYPF also competes with other regional factoring companies that target clients similar to the clients of NYPF, some of which have operated in the markets serviced by NYPF for a longer period of time than NYPF. There can be no assurance that the Company can continue to compete successfully with its competitors.

SECURITY

     All NYPF employees work behind bullet-resistant plexiglass and steel partitions, and security measures for each office include safes, alarm systems and security cameras that are monitored by third parties, control over entry to cash processing areas, detection of entry through perimeter openings, walls and ceilings, checking all movement in and out of secured areas, wireless phones, security guards and telephone battery back-up.

     Since NYPF's business requires it to maintain a significant supply of cash in its stores, NYPF is subject to the risk of cash shortages resulting from theft and employee errors. Although the Company has implemented various programs to reduce these risks and to provide security for its facilities and employees, there can be no assurance that these problems will be eliminated. See "RISK FACTORS -- Inherent Risks of Cash Business."

     Daily transportation of currency and checks is provided by nationally recognized armored carriers and insured bonded vendors.

EMPLOYEES

     As of the Effective Date, after giving effect to the closing of the NYPF Business Combination, the Company's employees will consist of its three executive officers, Irwin Zellermaier, Gerald Nimberg and David Bader, and four additional full-time and seven additional part-time employees. Subsequent to the consummation of the NYPF Business Combination, Messrs Bader and Nimberg will devote their full business time to the operations of the Company and Mr. Zellermaier will continue to devote approximately 75% of his business time to the Company's business. Prior to the consummation of the NYPF Business Combination, Mr. Bader devotes approximately 25% of his business time to the affairs of the Company.

REGULATION

     Under the Bank Secrecy Act and the Financial Recordkeeping and Currency and Foreign Transactions Reporting Act regulations of the U.S. Department of the Treasury, each financial institution, including check cashers such as NYPF, must file a CTR for each deposit, withdrawal, exchange of currency, or other payment or transfer, by, through, or to the financial institution which involves a transaction in currency of more than $10,000. Any series of transactions within any calendar day that total more than $10,000, and that NYPF has knowledge were effected by or on behalf of the same person, must also be reported. In addition, NYPF is required to report any "suspicious or unusual activity" to its Bank Secrecy Act examiner, the Internal Revenue Service. The civil penalty imposed upon NYPF and any director, officer or employee of NYPF willfully violating these requirements is not more than the greater of the amount (not to exceed $100,000) involved in the transaction (if any) or $25,000. Criminal penalties for intentional violations include fines of up to $500,000, and up to ten years imprisonment, or both.

     During a typical week, approximately 25 of NYPF's transactions require the filing of a CTR. The Company believes NYPF's computerized daily transaction reports, its staff training and supervision and its diligence and persistence in obtaining from the NYPF Customers the information required to be reported assist NYPF in complying with these reporting requirements, but there can be no assurance that all information reported by NYPF is accurate, complete, and in accordance with such statute and regulations.

     Although some states, including New York, have established limits on check-cashing fees, management of NYPF has advised the Company that these limits are not applicable to its business and that, in any event, NYPF's discount of the face amount of checks that it purchases is within these limits. NYPF is subject to all local laws and ordinances relating to weapons carried by its security guards, messengers and other employees.

     There can be no assurance that the Company will not be materially adversely affected by legislation or regulations enacted in the future.

POSSIBLE EXPANSION

     The Company plans, at a future time, to explore the possibility of its opening additional check factoring offices and its providing a broader range of financial services to small- and medium-sized firms, including asset based lending, invoice or accounts and credit card receivable factoring and premium finance services, both within and outside the New York City metropolitan area and northern New Jersey area. The Company believes that there exists a market niche to deliver working capital assistance to small- and medium-sized companies that are seeking funding in the $250,000 to $1,000,000 range. As a means of positioning itself to enter into the business of providing a broader range of products to its customers, the Company may acquire an established business operation. The Company has no agreements, agreements in principle or understandings with regard to an acquisition of an operating business or with regard to providing a broader range of services generally and does not intend to enter into such an acquisition in the immediate future.

FACILITIES

     Since February, 1995, the Company, pursuant to a month-to-month sublease agreement with Irwin Zellermaier, Chairman, Chief Executive Officer and a director of the Company, at no cost to the Company, has maintained its executive offices in approximately 1,000 square feet of space located at 211 East 70th Street, New York, New York 10021. The Company considers this space, which is leased by Mr. Zellermaier, adequate for its current operations. Upon the Closing, the Company will terminate its operations at 211 East 70th Street and assume NYPF's leases, and may lease additional office space in NYPF's service area (the New York City metropolitan area and northern New Jersey area). As of the date hereof, the Company has no agreements, agreements in principle or understandings with respect to the acquisition of such additional leased office space. NYPF bears the obligations of its affiliates under two separate noncancelable operating leases through January 31, 2002 and July 31, 2000, respectively, for office space of 500 square feet and 1,200 square feet, respectively, located at 201 Allen Street (on the lower east side of Manhattan) and 55 West 39th Street (in midtown Manhattan near the "garment district"). Ace operates out of leased space at 499 Seventh Avenue, New York, New York, pursuant to a five-year lease through January 31, 2001. The aggregate minimum rentals under these leases through January 31, 2002 are $347,747. See "-- Commissioned Agent" and Note 5 to Financial Statements of NYPF.

                                   MANAGEMENT

     The following sets forth certain information concerning the directors and executive officers of the Company:

             NAME                AGE                          TITLE
             ----                ---                          -----
Irwin Zellermaier(1)...........  71    Chairman, Chief Executive Officer, director and,
                                       until the closing of the NYPF Business Combination,
                                       President

Gerald Nimberg.................  53    President, Chief Operating Officer, director, all
                                       effective as of the closing of the NYPF Business
                                       Combination

David Bader....................  51    Vice President, Secretary, Treasurer, Chief
                                       Financial Officer, director

Vincent J. Putignano(1)(2).....  51    director

Brien G. Reidy(1)(2)...........  45    director

---------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     IRWIN ZELLERMAIER, Chairman and Chief Executive Officer and director of the Company since February 1995, and President of the Company from February 1995 until the closing of the NYPF Business Combination, has been engaged in investment banking and management consulting as a sole proprietorship for more than five years. Since January 1, 1990, he has been associated as an independent contractor with Eagle Funding, a mortgage broker with respect to commercial properties.

     GERALD NIMBERG, President and Chief Operating Officer and director of the Company effective as of the closing of the NYPF Business Combination, has been Vice President and Chief Operating Officer of NYPF since May 1993. From May 1992 until May 1993, he was Regional Manager of Exchange Mortgage, Inc., a residential mortgage lending firm, and from May 1991 until May 1992, he was Regional Manager of Gelt Funding, also a residential mortgage lending firm. Previously, he was a manager of various divisions of Sun Oil.

     DAVID BADER, Vice President, Secretary, Treasurer and Chief Financial Officer and director of the Company since April 1996, has been engaged in financial and management consulting through Riz Business Consultants since 1988.

     VINCENT J. PUTIGNANO, director of the Company since July 1996, has operated a securities brokerage and investment banking and consulting business in New York State since 1978. Before March 1991, he was President and Chief Executive Officer of United States Business Products, Inc., a business equipment firm. Since March 1991, he has engaged in sales administration and consulting with Minor & Casey, a commercial real estate firm.

     BRIEN G. REIDY, director of the Company since July 1996, has been engaged in financial consulting and public relations in California and New York since 1987.

     Each director serves until the next annual meeting of shareholders and until his successor is elected and qualified. Each officer is appointed to serve until the next annual meeting of the Board of Directors and until his successor has been appointed and qualified.

     The Charter includes certain provisions, permitted under Corporate Law, that a director of the Company will not be personally liable to the Company or its shareholders for damages for breach of duty as a director, except for liability arising from (i) acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, (ii) any transaction from which the director personally gained in fact a financial or other advantage to which he was not legally entitled, or (iii) certain corporate actions prohibited by Corporate Law. See "RISK FACTORS -- Elimination of Liability for Directors" and "DESCRIPTION OF SECURITIES -- Charter and By Laws."

EMPLOYMENT AGREEMENTS/EXECUTIVE COMPENSATION

     Irwin Zellermaier and David Bader, currently the only two employees of the Company, have received no cash compensation from the Company since its inception for their services rendered. Mr. Zellermaier, however, has received from the Company reimbursement for his reasonable business expenses incurred in connection with activities on behalf of the Company.

     In June 1996, Irwin Zellermaier entered into a ten-year employment agreement with the Company, effective immediately. Under the terms of that agreement, Mr. Zellermaier serves as the Chairman and Chief Executive Officer of the Company and becomes entitled to receive an annual base salary of $160,000 per annum subsequent to the Closing and continuing through and including June 2006. Mr. Zellermaier currently devotes and will continue to devote approximately 75% of his business and professional time to the affairs of the Company. The employment agreement with Mr. Zellermaier further provides that Mr. Zellermaier shall receive bonuses and such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits take the form of medical coverage and an automobile expense allowance of $1,500 per month, the aggregate value of which is estimated at approximately $20,800 per annum. Further pursuant to the terms of his employment agreement, Mr. Zellermaier has agreed during the term of his employment with the Company and for a three-year period thereafter not to compete with the Company.

     David Bader serves as the Vice President and Chief Financial Officer of the Company pursuant to the terms of a five-year employment agreement which terminates in June 2001. Pursuant to the agreement, Mr. Bader is entitled to receive an annual base salary of $85,000 per annum, effective as of the Closing. The employment agreement with Mr. Bader further provides for payment of bonuses and for such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits take the form of medical coverage and an automobile expense allowance of $150 per month, the aggregate value of which is estimated at approximately $7,240 per annum. Further pursuant to the terms of his employment agreement, Mr. Bader has agreed during the term of his employment with the Company and for a three-year period thereafter not to compete with the Company.

     At the closing of the NYPF Business Combination, Gerald Nimberg and the Company will enter into a ten-year employment agreement which will terminate on the tenth anniversary of that closing, pursuant to which, Mr. Nimberg, as of that closing, shall begin to serve as the President and Chief Operating Officer of the Company. The employment agreement with Mr. Nimberg provides that Mr. Nimberg shall receive an annual base salary of $105,000 per annum, commencing with the closing of the NYPF Business Combination, with annual adjustments for increases in the Consumer Price Index. The employment agreement with Mr. Nimberg further provides for payment of bonuses and for such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits take the form of medical coverage, the aggregate value of which is estimated at approximately $5,440 per annum. In addition, the employment agreement provides that at the closing of the NYPF Business Combination, the Company shall loan to Mr. Nimberg the sum of $250,000, which sum, with simple interest calculated on the basis of the annual rate of 9.25%, shall be repaid by Mr. Nimberg to the Company through payroll deductions over ten years, interest only being payable during the first two years. Further pursuant to the terms of his employment agreement, Mr. Nimberg has agreed during the term of his employment with the Company and for a three-year period thereafter not to compete with the Company.

     The agreement with each of Messrs. Zellermaier, Bader and Nimberg provides that, if his employment is terminated by the Company for cause (as defined in the agreement) or by voluntary unilateral decision by the employee without cause, then the employee is entitled to his base salary under the agreement earned, accrued vacation, and reimbursements of expenses, through the date of termination. In addition, the agreement with each of Messrs. Zellermaier and Bader provides that, if his employment is otherwise terminated, employee is entitled to receive, in one lump sum payment, the employee's total compensation (base salary plus bonus) paid by the Company to the employee for the six months prior to termination and all applicable allowances and reimbursements to the date of termination.

CONFLICTS OF INTEREST

     It is anticipated that Irwin Zellermaier will devote approximately 75% of his business time to the affairs of the Company and, accordingly, may have conflicts of interest in allocating his management time among the Company's operations and various real estate-related activities that will not be in conflict with the Company's business.

     In the course of his other business activities, including private investment activities, however, Mr. Zellermaier may become aware of investment and business opportunities which may be appropriate for presentation to the Company as well as the other entities with which he is affiliated. He may have conflicts of interest in determining to which entity a particular business opportunity should be presented. In general, officers and directors of corporations incorporated under the laws of the State of New York are required to present certain business opportunities to such corporations. Accordingly, as a result of multiple business affiliations, Mr. Zellermaier may have similar legal obligations relating to presenting certain business opportunities to multiple entities. In addition, conflicts of interest may arise in connection with evaluations of a particular business opportunity by the Board of Directors with respect to the foregoing criteria. There can be no assurances that any of the foregoing conflicts will be resolved in favor of the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information, as of the date hereof and as adjusted to reflect the issuance of an aggregate of 125,000 shares of Common Stock to Mr. Nimberg in connection with the NYPF Business Combination and the sale of the Shares offered hereby, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock; (ii) each director; and (iii) all officers and directors as a group:

                                                    BEFORE OFFERING                 AFTER OFFERING
                                              ----------------------------   -----------------------------
                                               AMOUNT AND     APPROXIMATE     AMOUNT AND      APPROXIMATE
                                               NATURE OF     PERCENTAGE OF    NATURE OF      PERCENTAGE OF
                                               BENEFICIAL     OUTSTANDING     BENEFICIAL      OUTSTANDING
    NAME AND ADDRESS OF BENEFICIAL OWNER      OWNERSHIP(1)     SHARES(2)     OWNERSHIP(1)      SHARES(3)
    ------------------------------------      ------------   -------------   ------------    -------------
Irwin Zellermaier
  211 East 70th Street
  New York, NY 10021........................    380,000           67.9%        380,000            11.2%
Victoria Kleinmunz(4)
  17 Bayowski Road
  West Orange, NJ 07052.....................    150,000           26.7%        150,000             4.4%
Gerald Nimberg
  1009 Owl Place
  Cherry Hill, NJ 08003.....................         --             --         125,000(5)          3.7%
David Bader
  38 Milton Road
  Babylon, NY 11702.........................     30,000            5.4%         30,000             1.0%
Vincent J. Putignano
  907 Palmer Avenue
  Mamaroneck, NY 10543......................         --             --              --              --
Brien G. Reidy
  Seven Miller Lane West
  East Hampton, NY 11937....................         --             --              --              --
All officers and directors as a group
  (4 persons before the Closing, 5 persons
  after the Closing)........................    410,000          100.0%        535,000            15.9%

---------------

(1) Unless otherwise noted, all persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned by them, and no persons named in the table are acting as nominees for any persons or are otherwise under the control of any person or group of persons. As used herein, the term "beneficial ownership" with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire any such power during the next 60 days. Unless otherwise noted for such persons, beneficial ownership consists of sole ownership, voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Based upon 560,000 shares of Common Stock outstanding before the Closing and the closing of the NYPF Business Combination, excluding 198,000 shares of Common Stock reserved for issuance upon exercise of the Lender Options.
(3) Based upon 3,385,000 shares of Common Stock to be outstanding after the Closing and the closing of the NYPF Business Combination, assuming no exercise of the Purchase Warrants, Over-Allotment Option, Representative Options, or Lender Options and no issuance of the Prepayment Shares. See "UNDERWRITING."
(4) Represents shares held by D.P. Morton & Associates, L.L.C., a private entity investing for its own account, of which Victoria Kleinmunz is the owner of 98% of the outstanding shares of common stock and the sole director.

(5) Represents shares of Common Stock contemplated to be issued simultaneously with the closing of the NYPF Business Combination, pursuant to the provisions of the agreement between the Company and NYPF providing for the NYPF Business Combination. Upon the closing of the NYPF Business Combination, Mr. Nimberg will become an officer and a director of the Company. See "PROPOSED BUSINESS -- The NYPF Business Combination."

     Mr. Zellermaier may be deemed to be a "promoter" and "parent" of the Company, as such terms are defined under the federal securities laws.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.001 per share. Prior to this Offering, 560,000 shares of Common Stock are outstanding, held of record by three persons. Upon the closing of the NYPF Business Combination, an additional 125,000 shares will be issued, in addition to the Securities purchased in this Offering. See "PRINCIPAL SHAREHOLDERS."

UNITS

     Each Unit being offered hereby consists of three shares of Common Stock and six Purchase Warrants. Each Purchase Warrant entitles the holder thereof to purchase one share of Common Stock at $3.375 per share, subject to adjustment. No fractional shares will be issued upon exercise of the Purchase Warrants. Upon issuance of the Units, the Shares and Purchase Warrants comprising the Units will be immediately detachable and separately tradeable.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted herein, there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the Shares, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable. See "UNDERWRITING."

     The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares, and, as a result, their percentage equity interest in the Company would be reduced.

     Pursuant to the Company's By Laws, except for any matters which, pursuant to Corporate Law, require a greater percentage vote for approval, the holders of majority of the issued and outstanding Common Stock entitled to vote, if present in person or by proxy, are necessary and sufficient to constitute a quorum for the transaction of business at meetings of the Company's shareholders. Further, except as to any matter which, pursuant to Corporate Law, requires a greater percentage vote for approval, the affirmative vote of the holders of a majority of the Common Stock voted on the matter (provided a quorum as aforesaid is present) is necessary and sufficient to authorize, affirm or ratify any act or action except the election of directors, which is by a plurality of the votes cast.

     The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the directors to be elected in any election. In such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by the resignation, death or removal of directors.

     In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Corporate Law, the Charter and the Company's By Laws provide that shareholders may take action without the holding of a meeting by written consent or consents signed by the holders of that number of the outstanding shares of the capital stock of the Company entitled to vote thereon which would be required to take the subject action. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the shareholders will be given to those shareholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by shareholders and to reduce the corporate expense associated with annual and special meetings of shareholders. Pursuant to the rules and regulations of the Commission, if shareholder action is taken by written consent, the Company will be required to send to each shareholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

     Upon the Closing, without giving effect to the exercise of the Purchase Warrants, Over-Allotment Option, Representative Options, or Lender Options or the issuance of the Prepayment Shares, the Company's executive officers and directors will beneficially own approximately 15.9% of the outstanding shares of Common Stock, and may accordingly be in a position to significantly influence the voting results of certain actions required or permitted to be taken by shareholders of the Company, including the election of directors. As a result, the officers and directors of the Company are in a position to control the outcome of substantially all matters on which shareholders are entitled to vote, including the election of directors.

PURCHASE WARRANTS

     The following is a brief summary of certain provisions of the Purchase Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Purchase Warrant Agreement between the Company and American Stock Transfer & Trust Company (the "Transfer and Warrant Agent"). A copy of the Purchase Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "ADDITIONAL INFORMATION."

     EXERCISE PRICE AND TERMS. Each Purchase Warrant entitles the holder thereof to purchase, at any time from the Effective Date through the fifth anniversary of the Effective Date, one share of Common Stock at a price of $3.375 per share if exercised prior to April 25, 2002, when the Purchase Warrants expire, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

     The holder of any Purchase Warrant may exercise such Purchase Warrant by surrendering the certificate representing the Purchase Warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Purchase Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Purchase Warrants three years from the Effective Date. No fractional shares will be issued upon the exercise of the Purchase Warrants.

     Commencing after the Effective Date, the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days prior written notice, if the closing bid price, as reported on Nasdaq, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $6.00 per share, subject to adjustment. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of the Representative. In the event the Company exercises the right to redeem the

Purchase Warrants, such Purchase Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Purchase Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the Purchase Warrants could force the Purchase Warrant holders either to (i) exercise the Purchase Warrants and pay the exercise price thereof at a time when it may be less advantageous economically to do so, or (ii) accept the redemption price in consideration for cancellation of the Purchase Warrant, which could be substantially less than the market value thereof at the time of redemption.

     The exercise price of the Purchase Warrants bear no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     The Company has authorized and reserved for issuance a sufficient number of shares of Common Stock to accommodate the exercise of all Purchase Warrants to be issued in this Offering. All shares of Common Stock issued upon exercise of the Purchase Warrants, if exercised in accordance with their terms, will be fully paid and non-assessable.

     ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon exercise of the Purchase Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock (or other securities convertible into or exercisable for Common Stock) at a price per share or share equivalent below the then-applicable exercise price of the Purchase Warrants or the then-current market price of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation, or sale of all or substantially all of the assets of the Company, in order to enable Purchase Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of that number of shares of Common Stock that would have been issued upon exercise of the Purchase Warrant immediately prior to such event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Purchase Warrants will be made for dividends (other than stock dividends), if any paid on the Common Stock or upon exercise of the Purchase Warrants, the Underwriter Warrant or any other options or warrants outstanding as of the date of this Prospectus.

     TRANSFER, EXCHANGE AND EXERCISE. The Purchase Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time prior to their expiration date three years from the Effective Date, at which time the Purchase Warrants become wholly void and of no value. If a market for the Purchase Warrants develops, the holder may sell the Purchase Warrants instead of exercising them. There can be no assurance, however, that a market for the Purchase Warrants will develop or continue. If the Company is unable to qualify for sale in particular states the Common Stock underlying the Purchase Warrants, holders of the Purchase Warrants residing in such states and desiring to exercise the Purchase Warrants will have no choice but to sell such Purchase Warrants or allow them to expire. See "--Transfer and Warrant Agent."

     WARRANT HOLDER NOT A SHAREHOLDER. The Purchase Warrants do not confer upon holders any voting or any other rights as shareholders of the Company.

CHARTER AND BY LAWS

     Pursuant to Corporate Law, if the certificate of incorporation or a by-law adopted by the shareholders so provides, then the power to adopt, amend and repeal a corporation's by-laws is conferred upon the board of directors as well as the shareholders, but any by-law adopted by the board of directors may be amended or repealed by the shareholders. The shareholders of the Company have not adopted any by-law. The Company's By Laws provide that (i) the Board of Directors has no power to change the quorum for meetings of shareholders or of the Board of Directors, or to change any provisions of the By Laws with respect to the removal of directors or the filling of vacancies on the Board of Directors resulting from the removal of one or more directors by the shareholders and (ii) each director has one vote on each matter for which directors are entitled to vote and, except as otherwise provided by law, by the Charter or by the By Laws, the action of a majority of the directors present at any meeting at which a quorum is present will be the act of the Board of Directors.

     The Charter provides with respect to the indemnification of directors and officers that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Corporate Law. See "RISK FACTORS -- Elimination of Liability for Directors".

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, there will be 3,385,000 shares of Common Stock outstanding excluding (a) an aggregate of 5,400,000 shares issuable upon the exercise of (i) the Purchase Warrants; (ii) the Over-Allotment Option; and
(iii) the Representative Option, including shares issuable under the Purchase Warrants included in the Representative Options granted as of the Effective Date, and (b) an aggregate of 198,000 shares of Common Stock reserved for issuance upon exercise of the Lender Options. See "CAPITALIZATION" and "UNDERWRITING." Of these shares, the 2,700,000 shares sold in this Offering, the 5,400,000 shares underlying the Purchase Warrants, and the shares issuable upon full exercise of the Over-Allotment Option and the exercise of the Representative Option and the Purchase Warrants included in the Representative Option will be freely tradeable without restriction or further registration under the Securities Act, except for any such shares purchased by an "affiliate" of the Company. The 560,000 shares currently outstanding, the 125,000 shares issuable to Mr. Nimberg in connection with the NYPF Business Combination, the 198,000 shares of Common Stock issuable upon exercise of the Lender Options and the Prepayment Shares, if issued, are "restricted securities" as defined in Rule 144 and may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom (collectively, the "Restricted Shares" or "Current Shares").

     In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has satisfied a two-year holding period (or such shorter period as prescribed by the rules of the Commission) may, under certain circumstances, sell within any three-month period a number of Restricted Shares, and an "affiliate" of the Company may, under certain circumstances, sell within any three-month period a number of shares, whether or not Restricted Shares, which does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale as reported on NASDAQ, all exchanges and the consolidated transaction reporting system. Rule 144 also permits the sale of Restricted Shares without any quantity limitations by a person who is not an "affiliate" of the Company, who has not been an "affiliate" of the Company for at least three months immediately preceding the sale, and who has owned the shares for at least three years (or such shorter period as prescribed by the rules of the Commission). The holders of all of the Current Shares and all of the Lender Options have agreed not to sell any shares of Common Stock for a period of 24 months from the Effective Date, or any longer period required by the law of any state (the "Lock-up").

     The Company is unable to predict the effect that any subsequent sales of the Company's securities by its existing shareholders, under Rule 144 or otherwise, may have on the then-prevailing market price of the Common Stock, although such sales could have a depressive effect on such market price. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

DIVIDENDS

     The Company has not paid any dividends on its capital stock to date and does not currently intend to pay cash dividends prior to the consummation of the NYPF Business Combination. The payment of dividends after the NYPF Business Combination, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition at that time. The payment of any dividends subsequent to NYPF Business Combination will be within the discretion of the Company's then Board of Directors. It is the current intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board does not anticipate paying any cash dividends in the foreseeable future.

TRANSFER AND WARRANT AGENT

     The transfer agent for the Common Stock and the warrant agent for the Purchase Warrants is American Stock Transfer & Trust Company, New York, New York.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Barron Chase Securities, Inc. (the "Representative") is acting as Representative, have severally agreed to purchase from the Company an aggregate of 900,000 Units. The number of Units which each Underwriter has agreed to purchase is set forth opposite its name.

UNDERWRITER                                                   NUMBER OF UNITS
-----------                                                   ---------------
Barron Chase Securities, Inc................................      700,000
J. Alexander Securities, Inc. ..............................      100,000
Alden Capital Markets, Inc. ................................       50,000
Gilford Securities Incorporated.............................       25,000
Millennium Securities Corp. ................................       25,000
                                                                 --------
                                                                  900,000

     The Units are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters are committed to purchase all Units offered by this Prospectus, if any are purchased.

     The Company has been advised by the Representative that the Underwriters propose to offer the Units to the public at the offering price set forth in the cover page of this Prospectus, and that the Underwriters may allow concessions to certain selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") and certain foreign dealers, all of whom agree to sell the Units in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the Underwriters are to receive.

     The Company has granted to the Representative an Over-Allotment Option, exercisable for 45 days from the Effective Date, to purchase up to an additional 135,000 Units at the public offering price less the Underwriting Discount (defined below) set forth on the cover page of this Prospectus. The Representative may exercise this option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.

     Officers and directors of the Company may (but currently have no plans, arrangements or understandings to) introduce the Representative to persons to consider this Offering and to purchase Units either through the Representative, other Underwriters or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation. No Units have been reserved for the purpose of satisfying the requests of persons introduced by officers or directors of the Company.

     The Company has agreed to pay to the Representative a commission of 10% of the gross proceeds of this Offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Representative the Non-Accountable Expense Allowance of 3% of the gross proceeds of this Offering, including proceeds from any Units purchased pursuant to the Over-Allotment Option. The Representative's expenses in excess of the Non-Accountable Expense Allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the Non-Accountable Expense Allowance received, such excess shall be deemed to be additional compensation to the Representative.

     The Company has agreed to engage the Representative as a financial advisor for a period of three years from the Closing, at a fee of $108,000, all of which is payable to the Representative at the Closing. Pursuant to the terms of a financial advisory agreement, the Representative has agreed to provide, at the Company's request, advice to the Company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. There are currently no plans, proposals, arrangements or understandings with respect to any potential merger, acquisition, financing proposal or joint venture.

     Prior to this Offering, there has been no public market for the Units, the Shares or Purchase Warrants. Consequently, the initial public offering price for the Units, and the terms of the Purchase Warrants (including the exercise price of the Purchase Warrants), have been determined by negotiation between the Company and the Representative. Among the factors considered in determining the public offering price were the history of, and the prospects for, the Company's business, an assessment of the Company's management, its past and present operations, the Company's development and the general condition of the securities market at the time of this Offering. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, earnings or other established criterion of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Units, the Shares or the Purchase Warrants will develop after the Closing, or if a public market in fact develops, that such public market will be sustained, or that the Units, the Shares or Purchase Warrants can be resold at any time at the offering or any other price. See "RISK FACTORS -- No Assurance of Public Market; Arbitrary Determination of Offering Price."

     At the Closing, the Company will issue to the Representative or persons related to the Representative, for nominal consideration, the Representative Options to purchase up to 90,000 Units (the "Representative Units"). The Representative Units are substantially similar to the Units sold to the public, except for certain provisions, including the purchase price and the exercise price of the purchase warrants included in the Representative Units. The Representative Options will be exercisable for a five-year period commencing on the Effective Date. The initial exercise price of each Representative Option shall be $16.50 per Representative Option (165% of the public offering price). The Representative Options will not be transferable by the holders for twelve months from the Effective Date, except (i) to officers of the Representative and members of the selling group and officers and partners thereof; (ii) by will; or
(iii) by operation of law.

     The Representative Options contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Representative Options contain net issuance provisions permitting the holders thereof to elect to exercise the Representative Options in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Representative Options will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Representative Options do not entitle the Representative to any rights as a shareholder of the Company until such Representative Options are exercised and Representative Units are purchased thereunder.

     The Representative Options and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for seven years from the Effective Date, to include in such registration statement or offering statement the Representative Options or the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request by the holders of 50% or more of the Representative Options and registrable securities during the period commencing 12 months from the Effective Date and expiring four years thereafter, the Company will, under certain circumstances, register the Representative Options and any of the securities issuable upon their exercise.

     The Company has also agreed that if the Company participates in any transaction which the Representative has introduced in writing to the Company during a period of five years after the Closing (including mergers, acquisitions, joint ventures and any other business excluding the NYPF Business Combination), and which is consummated after the Closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of the Company), or if the Company retains the services of the Representative in connection with any such transaction, then the Company will pay for the Representative's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next million of such value, 3% of the next million of such value, 2% of the next million of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000.

     The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement on Form SB-2 filed by the Company with the Commission (the "Registration Statement") under the Securities Act and this Prospectus. The Underwriters have in turn agreed to indemnify the Company against any costs or liabilities by reason of misstatements or commissions to state material facts in connection with the statements made in the Registration Statement and this Prospectus, based on information relating to the Underwriters and furnished in writing by the Underwriters. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

                               LEGAL PROCEEDINGS

     The Company is not a party to, nor is it aware of, any pending litigation to which it is a party or of which its property is subject.

     NYPF is engaged from time to time as plaintiff in litigation relating to collection of returned checks. Such litigation has not historically had any material effect on NYPF's financial condition or results of operations.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Berman Wolfe & Rennert, P.A., Miami, Florida. Certain matters regarding New York law have been passed upon for the Company by Robert P. Gaudiosi, Esq., Melville, New York. Certain legal matters will be passed upon for the Underwriters by David A. Carter, P.A., Boca Raton, Florida.

                                    EXPERTS

     The balance sheet of the Company as of December 31, 1996 and the statements of operations, shareholder's deficiency and cash flows for the period February 10, 1995 (inception) to December 31, 1995, and for the year ended December 31, 1996 included in this Prospectus and Registration Statement have been included herein in reliance on the report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of NYPF as of December 31, 1996 and the statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996, included in this Prospectus and Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the Securities, the Representative Options and the securities underlying the Representative Options. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be examined at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, where copies may be obtained upon payment of the fees prescribed by the Commission. Such documents may also be obtained through the website maintained by the Commission at http://www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person to the following address or telephone number, a copy of any of the information that is incorporated by reference in this Prospectus: 211 East 70th Street, New York, New York 10021; (212) 861-2867.

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants...........................   F-2
Balance Sheet as of December 31, 1996.......................   F-3
Statements of Operations for the period February 10, 1995
  (inception) to December 31, 1995, for the year ended
  December 31, 1996 and for the period February 10, 1995
  (inception) to December 31, 1996..........................   F-4
Statements of Shareholders' Deficiency for the period
  February 10, 1995 (inception) to December 31, 1995, for
  the year ended December 31, 1996 and for the period
  February 10, 1995 (inception) to December 31, 1996........   F-5
Statements of Cash Flows for the period February 10, 1995
  (inception) to December 31, 1995, for the year ended
  December 31, 1996 and for the period February 10, 1995
  (inception) to December 31, 1996..........................   F-6
Notes to Financial Statements...............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
General Credit Corporation:

     We have audited the accompanying balance sheet of General Credit Corporation (a development stage corporation), as more fully described in Note 1, as of December 31, 1996 and the related statements of operations, shareholders' deficiency and cash flows for the year ended December 31, 1996 and for the period February 10, 1995 (inception date) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of General Credit Corporation as of December 31, 1996 and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period February 10, 1995 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's ability to commence operations is dependent on obtaining adequate financial resources through a contemplated public offering, or otherwise, which raises substantial doubts about its ability to continue as a going concern. If unsuccessful, the Company may be unable to continue in its present form. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                            /s/ Coopers & Lybrand L.L.P.

Melville, New York
March 14, 1997

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
Current assets:
  Cash......................................................   $     650
                                                               ---------
          Total current assets..............................         650
Other assets................................................       4,762
                                                               ---------
          Total assets......................................   $   5,412
                                                               =========
                 LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Notes payable.............................................   $ 518,000
  Accounts payable and accrued expenses.....................     270,845
                                                               ---------
          Total current liabilities.........................     788,845
                                                               ---------
Commitments (Notes 2 and 8)
Shareholders' deficiency:
  Common shares, $.001 par value, 20,000,000 shares
     authorized, 1,758,000 shares issued and outstanding....       1,758
  Additional paid-in capital................................      11,176
  Deficit accumulated during the development stage..........    (412,905)
  Deferred offering costs...................................    (383,462)
                                                               ---------
          Total shareholders' deficiency....................    (783,433)
                                                               ---------
          Total liabilities and shareholders' deficiency....   $   5,412
                                                               =========

    The accompanying notes are an integral part of the financial statements.

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                    FEBRUARY 10, 1995     FOR THE      FEBRUARY 10, 1995
                                                     (INCEPTION) TO      YEAR ENDED     (INCEPTION) TO
                                                      DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                          1995              1996             1996
                                                    -----------------   ------------   -----------------
Expenses:
  General and administrative......................     $      371        $  103,325       $  103,696
  Amortization....................................             42               871              913
Interest expense..................................             --           108,296          108,296
Forfeiture of deposit on acquisition..............             --           200,000          200,000
                                                       ----------        ----------       ----------
          Net loss................................     $     (413)       $ (412,492)      $ (412,905)
                                                       ==========        ==========       ==========
Net loss per common share.........................     $                 $     (.23)      $     (.23)
                                                       ==========        ==========       ==========
Weighted average number of common shares
  outstanding.....................................      1,758,000         1,758,000        1,758,000
                                                       ==========        ==========       ==========

    The accompanying notes are an integral part of the financial statements.

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                     STATEMENTS OF SHAREHOLDERS' DEFICIENCY

                                                                      DEFICIT
                                                                    ACCUMULATED
                                     COMMON STOCK      ADDITIONAL    DURING THE    DEFERRED        TOTAL
                                  ------------------    PAID-IN     DEVELOPMENT    OFFERING    SHAREHOLDERS'
                                   SHARES     AMOUNT    CAPITAL        STAGE         COSTS      DEFICIENCY
                                  ---------   ------   ----------   ------------   ---------   -------------
Balance, February 10, 1995
  (inception)...................              $   --    $    --      $      --     $      --     $      --
Issuance of common shares to
  original founders for cash, at
  par value.....................  1,758,000    1,758        196                                      1,954
Net loss for the period from
  February 10, 1995 (inception)
  to December 31, 1995..........                                          (413)                       (413)
Payment of offering costs.......                                                      (5,000)       (5,000)
                                  ---------   ------    -------      ---------     ---------     ---------
Balance, December 31, 1995......  1,758,000    1,758        196           (413)       (5,000)       (3,459)
Options issued in connection
  with bridge financing (Note
  6)............................                         10,980                                     10,980
Payment of offering costs.......                                                    (378,462)     (378,462)
Net loss for the year ended
  December 31, 1996.............                                      (412,492)                   (412,492)
                                  ---------   ------    -------      ---------     ---------     ---------
Balance, December 31, 1996......  1,758,000   $1,758    $11,176      $(412,905)    $(383,462)    $(783,433)
                                  =========   ======    =======      =========     =========     =========

    The accompanying notes are an integral part of the financial statements.

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                    FEBRUARY 10, 1995   FOR THE YEAR   FEBRUARY 10, 1995
                                                     (INCEPTION) TO        ENDED        (INCEPTION) TO
                                                      DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                          1995              1996             1996
                                                    -----------------   ------------   -----------------
Cash flows from operating activities:
  Net loss........................................       $  (413)        $(412,492)        $(412,905)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Amortization.................................            42            70,351            70,393
  Issuance of stock options.......................                          10,980            10,980
  Change in assets and liabilities:
     Other assets.................................          (250)           (5,425)           (5,675)
     Accounts payable and accrued expenses........                         270,845           270,845
                                                         -------         ---------         ---------
          Net cash used in operating activities...          (621)          (65,741)          (66,362)
                                                         -------         ---------         ---------
Cash flows from financing activities:
  Borrowings under bridge financing...............                         518,000           518,000
  Proceeds from issuance of common stock..........         1,954                --             1,954
  Deferred debt costs.............................        (1,000)          (68,480)          (69,480)
  Deferred offering costs.........................        (5,000)         (378,462)         (383,462)
  Loans from (repayments to) officer and
     shareholder..................................         7,150            (7,150)               --
                                                         -------         ---------         ---------
          Net cash provided by financing
            activities............................         3,104            63,908            67,012
                                                         -------         ---------         ---------
          Net (decrease) increase in cash and cash
            equivalents...........................         2,483            (1,833)              650
Cash, beginning of period.........................            --             2,483                --
                                                         -------         ---------         ---------
Cash, end of period...............................       $ 2,483         $     650         $     650
                                                         =======         =========         =========

    The accompanying notes are an integral part of the financial statements.

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

1. OPERATIONS AND REORGANIZATION

     General Credit Corporation, a development stage company (the "Company"), was incorporated in February, 1995, for the purpose of seeking out business opportunities, including acquisitions. Since inception, the Company's activities have been limited to administrative activities.

     The accompanying financial statements have been prepared on a going concern basis. The Company's continuation as a going concern is dependent upon either the successful completion of the proposed public offering (Note 7) or attaining other sources of financing.

     Under its original certificate of incorporation, the Company was authorized to issue 200 shares of its no par value common stock. Pursuant to a plan of reorganization, effective April 24, 1996, the Company authorized a 100,000 for one stock split and effected a 8,790 for one stock dividend to shareholders of record. The accompanying financial statements have been retroactively adjusted to reflect the foregoing reorganization.

2. GOING CONCERN

     The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The ability to continue as a going concern is dependent, among other things, upon the Company's obtaining adequate long-term financing and the attainment of profitable commercial operations. Management has signed a letter of intent to raise additional working capital through an initial public offering ("IPO").

     Although management expects that the above factors will allow the Company to continue as a going concern, there is no assurance that the financing will be consummated or revenues from product sales will generate profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEFERRED OFFERING COSTS

     At December 31, 1996, the Company has deferred costs aggregating $383,462 in connection with an expected public offering of its equity securities (Note
7). If the offering is unsuccessful, such costs will be charged to operations.

LOSS PER SHARE

     Loss per share has been computed by dividing net losses by the weighted average number of common shares outstanding.

     Retroactive restatement has been made to all share and per share amounts for the reorganization discussed in Note 1.

STATEMENT OF CASH FLOWS

     The Company considers all highly liquid debt instruments, purchased with maturities of three months or less, to be cash equivalents.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     As of December 31, 1996, the Company's net operating loss for tax purposes differs from the loss for financial reporting purposes as a result of certain accrued costs deductible for tax purposes when paid. The Company has recorded a full valuation allowance against the potential future benefit of such deferred tax assets.

NEWLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the financial accounting standards board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which establishes standards for computing and presenting earnings per share. The statement, which becomes effective for periods after December 15, 1997, replaces the presentation of primary earnings per share with basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of basic earnings per share to diluted earnings per share. Adoption of the new standard is required for fiscal years beginning after December 15, 1997. This pronouncement would not have an impact on the historical financial statements presented herein.

4. OTHER ASSETS

     Other assets consists of the following:

Deposits....................................................  $4,603
Other.......................................................     159
                                                              ------
                                                              $4,762
                                                              ======

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

Professional fees...........................................  $231,764
Accrued interest............................................    38,816
Other.......................................................       265
                                                              --------
                                                              $270,845
                                                              ========

6. NOTES PAYABLE

     During fiscal 1996, the Company obtained $518,000 of bridge financing to provide interim working capital and pay for costs associated with the proposed public offering (Note 7). These uncollateralized notes bear interest at 12% per annum and are payable upon closing of the offering. The Company believes the payment terms will be renegotiated if the offering does not close. In addition, certain bridge lenders received options to

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

purchase a total of 198,000 shares of the Company's common stock at $1 per share for a term of one year from the closing of the offering. All the options issued in connection with the bridge financing were valued at approximately $11,000.

     Subsequent to December 31, 1996, the Company raised an additional $16,390 to provide interim working capital. These notes have the same terms as noted above.

7. PROPOSED PUBLIC OFFERING

     The Proposed Offering (the "Offering") calls for the Company to offer for public sale 900,000 units at $10 per unit. Each unit consists of three shares of common stock and six redeemable common stock warrants. Each warrant entitles the holder to purchase one additional share of common stock at an exercise price of $3.375 from the effective date of the Offering through fiscal 2002. The Company would be entitled to call all or a portion of the warrants for a redemption price of $.25 per warrant upon 30 days prior written notice to the holders.

     In connection with the Offering, the Company will grant the underwriter an option to purchase up to 90,000 units at an exercise price of $16.50 per unit, exercisable during a five-year period commencing on the effective date.

     As additional compensation for the underwriter's services in connection with the Offering, the Company will pay the underwriter a nonaccountable expense allowance of 3% of the total purchase price and will engage the underwriter as a financial advisor for a three-year period from the closing of the Offering at a total cost of $108,000 payable at closing.

8. PROPOSED ACQUISITION

     On February 19, 1996, the Company entered into a definitive agreement to acquire New York Payroll Factors, Inc. ("NYPF") in exchange for $3,145,000 in cash, 375,500 shares of the Company's common stock, and a $300,000 note payable due in 42 equal monthly installments at an interest rate of 10.5% per annum. During 1996, the Company made non-refundable payments of $200,000 towards the total purchase price. As stipulated under the original acquisition agreement, if the acquisition did not close by November 15, 1996, the Company would forfeit its deposit. Accordingly, as the acquisition did not close by November 15, 1996 the deposit of $200,000 was expensed to operations during fiscal 1996. On January 13, 1997, the Company and NYPF modified the terms of the original agreement. The new terms require the Company to pay $4,500,000 in cash and 125,000 shares of common stock. In February 1997, the Company paid a non-refundable deposit of $225,000 towards the purchase price. The remaining balance is expected to be paid from the proceeds of the Offering (Note 7).

     The following unaudited pro forma results of operations assume the acquisition occurred as of January 1, 1995 and was recorded under the purchase method of accounting. The proposed acquisition would result in the recording of identifiable intangibles and goodwill of $4,834,489 which is currently estimated to be amortized over a five-year and twenty-year period, respectively.

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Net revenue.................................................  $1,467,620    $2,605,549
Net income..................................................     122,184       343,544
Earnings per share..........................................         .14           .39

                           GENERAL CREDIT CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9. INCOME TAXES

     The components of deferred taxes as of December 31, 1996 are as follows:

Deferred tax assets:
  Accrued expenses..........................................  $   15,526
  Net operating loss........................................     149,636
                                                              ----------
          Total deferred tax asset..........................     165,162
Valuation allowance.........................................    (165,162)
                                                              ----------
                                                              $       --
                                                              ==========

10. SUBSEQUENT EVENT

     In February 1997, the Company entered into an agreement with its current shareholders to redeem 1,198,000 common shares for $1,198. The repurchased shares will be available for future issuance.

     During February 1997, the Company raised $300,000 through the issuance of notes to ten unrelated parties. These unsecured notes bear interest at 18% per annum. Interest is to be paid monthly commencing June 1, 1997. Principal and all unpaid interest is due on December 31, 2001. The notes contain prepayment clauses which are calculated based on the provisions in the notes. The prepayment clauses can be paid through the issuance of the Company's common stock, not to exceed 50,000 shares.

                         NEW YORK PAYROLL FACTORS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-12
Balance Sheet as of December 31, 1996.......................  F-13
Statements of Income for the years ended December 31, 1995
  and 1996..................................................  F-14
Statements of Shareholders' Equity for the years ended
  December 31, 1995 and 1996................................  F-15
Statements of Cash Flows for the years ended December 31,
  1995 and 1996.............................................  F-16
Notes to Financial Statements...............................  F-17

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
New York Payroll Factors, Inc.:

     We have audited the accompanying balance sheet of New York Payroll Factors, Inc. (the "Company"), as of December 31, 1996, and the related statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As more fully disclosed in Note 6, the Company entered into an agreement to sell certain of its assets and all of its operations.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New York Payroll Factors, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            /s/ Coopers & Lybrand L.L.P.

Melville, New York
March 14, 1997

                         NEW YORK PAYROLL FACTORS, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
Current assets:
  Cash......................................................   $2,244,928
  Restricted cash...........................................      122,320
  Accounts receivable, less allowance for doubtful accounts
     of $30,000.............................................      137,251
  Prepaid expenses and other current assets.................       18,089
                                                               ----------
          Total current assets..............................    2,522,588
Fixed assets, at cost, less accumulated depreciation and
  amortization..............................................       41,368
Intangibles, net............................................      376,255
Other assets................................................        9,560
                                                               ----------
          Total assets......................................   $2,949,771
                                                               ==========

                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................   $  573,936
  Due to related parties....................................      689,650
  Accrued expenses..........................................      203,123
                                                               ----------
          Total current liabilities.........................    1,466,709
Long-term portion of notes payable..........................      759,515
Commitments (Note 5)
Shareholders' equity:
  Common stock (no par value, 200 shares authorized, 26
     shares issued and outstanding).........................       50,000
  Retained earnings.........................................      673,547
                                                               ----------
          Total shareholders' equity........................      723,547
                                                               ----------
          Total liabilities and shareholders' equity........   $2,949,771
                                                               ==========

    The accompanying notes are an integral part of the financial statements.

                         NEW YORK PAYROLL FACTORS, INC.

                              STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                  1995               1996
                                                              -------------      -------------
Fee income, net.............................................     $1,467,620         $2,605,549
Selling, general and administrative expenses................        941,201          1,799,556
                                                                 ----------         ----------
          Income from operations............................        526,419            805,993
Other income (expenses):
  Interest expense..........................................       (210,704)          (500,595)
  Other income..............................................                           200,000
                                                                 ----------         ----------
          Income before provision for income taxes..........        315,715            505,398
Provision for income taxes..................................         27,114             40,129
                                                                 ----------         ----------
          Net income........................................     $  288,601         $  465,269
                                                                 ==========         ==========

    The accompanying notes are an integral part of the financial statements.

                         NEW YORK PAYROLL FACTORS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           COMMON STOCK                     TOTAL
                                                         ----------------   RETAINED    SHAREHOLDERS'
                                                         SHARES   AMOUNT    EARNINGS       EQUITY
                                                         ------   -------   ---------   -------------
Balance, December 31, 1994.............................    26     $50,000   $ 328,131     $ 378,131
  Net income for the year..............................                       288,601       288,601
  Distributions to shareholders........................                      (159,008)     (159,008)
                                                           --     -------   ---------     ---------
Balance, December 31, 1995.............................    26      50,000     457,724       507,724
  Net income for the year..............................                       465,269       465,269
  Distributions to shareholders........................                      (249,446)     (249,446)
                                                           --     -------   ---------     ---------
Balance, December 31, 1996.............................    26     $50,000   $ 673,547     $ 723,547
                                                           ==     =======   =========     =========

    The accompanying notes are an integral part of the financial statements.

                         NEW YORK PAYROLL FACTORS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Cash flows from operating activities:
  Net income................................................  $  288,601   $  465,269
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation...........................................       8,113       11,048
     Amortization...........................................      56,816       56,805
     Bad debt expense.......................................      82,196      158,872
  Changes in assets and liabilities:
     Accounts receivable....................................    (100,312)    (255,784)
     Prepaid expenses and other current assets..............      (6,649)       1,954
     Other assets...........................................      (4,375)      (5,185)
     Accrued expenses.......................................     (41,590)     187,676
                                                              ----------   ----------
          Net cash provided by operating activities.........     282,800      620,655
                                                              ----------   ----------
Cash flows from investing activities:
  Capital expenditures......................................     (19,144)     (22,520)
                                                              ----------   ----------
          Net cash used in investing activities.............     (19,144)     (22,520)
                                                              ----------   ----------
Cash flows from financing activities:
  Note payable borrowing....................................     225,000      675,334
  Note payable repayments...................................    (359,056)    (121,003)
  Distributions to shareholders.............................    (159,008)    (249,446)
  Net proceeds from related parties.........................      81,220      216,834
  Restricted funds..........................................                 (122,320)
                                                              ----------   ----------
          Net cash provided by (used in) financing
            activities......................................    (211,844)     399,399
                                                              ----------   ----------
Net increase in cash........................................      51,812      997,534
Cash at beginning of period.................................   1,195,582    1,247,394
                                                              ----------   ----------
Cash at end of period.......................................  $1,247,394   $2,244,928
                                                              ==========   ==========
Supplemental information:
  Interest paid during the year.............................  $  221,025   $  487,762
  Taxes paid during the year................................      16,677       44,609

    The accompanying notes are an integral part of the financial statements.

                         NEW YORK PAYROLL FACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

     The Company was incorporated on January 24, 1989, pursuant to the laws of New York State. The Company is engaged in providing working capital financing to its customers through the discounted purchase of checks made payable to the Company's customers. Gross proceeds from the purchase of these checks were $253,365,164 and $136,471,119 for the years December 31, 1996 and 1995, respectively. The Company deals with numerous small and medium sized labor intensive contracting firms located in New York and New Jersey. Revenues are recognized at the time the customer is provided cash for the purchase of third party checks.

FIXED ASSETS

     Fixed assets are recorded at cost. Expenditures for additions and betterments are capitalized and expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (leasehold improvements, 5-7 years, equipment, furniture and fixtures, 7 years). Upon retirement or disposal, the asset cost and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations for the period.

INTANGIBLE ASSETS

     The net assets of businesses acquired are recorded at their fair value at the acquisition date and any excess of acquisition costs over the fair value of identifiable net assets acquired is included in goodwill and is amortized on a straight-line basis over fifteen years. At December 31, 1996, goodwill was $352,513, net of amortization of $170,796.

     Covenants not to compete are stated at cost and are amortized using the straight-line method over six years. At December 31, 1996, covenants not to compete were $23,742, net of amortization of $107,758.

     The Company continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows for each related business. Based upon its most recent analysis, the Company believes that no impairment of goodwill exists at December 31, 1996. For the years ended December 31, 1995 and 1996, amortization of goodwill was $56,816 and $56,805, respectively.

INCOME TAXES

     The Company is approved for S corporation status for federal income tax purposes. Accordingly, taxable income, deductions and tax credits are passed through to, and included in, the shareholders' respective income tax returns and no provision for federal income taxes is included in the accompanying statements of operations. S corporations operating in New York are subject to a corporate level surcharge on their allocable net income which is calculated using an effective rate equal to the difference between the subchapter C corporate level tax rate and the highest personal income tax rate. S corporations operating in New York City are taxed as C corporations.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments, purchased with original maturities of three months or less, to be cash equivalents. At December 31, 1996, the Company had $122,320 in restricted cash invested in short-term, highly liquid investments. These investments collateralize the Company's lines of credit. (See Note 3.)

                         NEW YORK PAYROLL FACTORS, INC.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist of accounts receivable and cash deposits. Cash balances are held principally at one financial institution and may, at times, exceed insurable amounts.

     The Company believes concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base and the fact that no single customer represents greater than 5%. The Company performs ongoing informal background and financial evaluations of its customers and does not require collateral. Historical losses of the Company have been immaterial. In February 1996, the Company entered into an agency agreement (see Note 5), which generated approximately 29% of its net fee income in 1996. The loss of this arrangement could have a significant impact on the Company's financial position and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents and notes payable are reflected in the accompanying balance sheets at amounts considered by management to reasonably approximate fair value.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. The Company performs ongoing credit evaluations of the entities whose checks are discounted by customers.

RECLASSIFICATIONS

     Certain reclassifications have been made to conform prior year amounts to the current year presentation.

2. FIXED ASSETS

     Fixed assets consist of the following:

Furniture and fixtures......................................    $33,738
Office equipment............................................     45,348
Leasehold improvements......................................      9,824
                                                                -------
                                                                 88,910
          Less: Accumulated depreciation and amortization...     47,542
                                                                -------
                                                                $41,368
                                                                =======

     Depreciation expense for the years ended December 31, 1995 and 1996 was $8,113 and $11,048, respectively.

3. NOTES PAYABLE

     In connection with the acquisition of the payroll factoring business during fiscal 1992, the Company issued notes for the remaining unpaid purchase price. These notes bear interest at 9% per annum and are collateralized by the assets of the Company. The terms of the note require the Company to pay $7,819 on a monthly basis through the maturity date of June, 1998. At December 31, 1996, $98,117 remains outstanding.

                         NEW YORK PAYROLL FACTORS, INC.

     At December 31, 1996, the Company had notes payable to two unrelated parties totalling $950,000. Of the total outstanding, $200,000 is due during March 1997 and bears interest at a rate of 20% per annum. The remaining $750,000 note was due at various dates though fiscal 1997. In February 1997, the Company extended the terms of the note. The new note bears interest at a rate of 21 1/2% per annum and is due on February 1, 1999. In addition, if the new note is paid prior to February 1, 1999, the Company is required to pay a $35,000 prepayment fee. These notes are personally guaranteed by the majority shareholder of the Company and are payable on demand in the event the Company sells its assets or stock.

     In January, 1996, the Company borrowed $100,000 under a credit facility with a financial institution bearing interest at the bank's prime (8.25% at December 31, 1996) plus 1%. The credit facility is renewed by the Company on a monthly basis.

     On June 12, 1996, the Company entered into a line of line of credit agreement with a financial services firm in the amount of $300,000. This facility is collateralized by the assets of the Company and bears interest at the bank's prime rate (8.25% at December 31, 1996) plus 1%. In addition, the provisions of the agreement require the Company to maintain cash in a separate trust account with the financial services firm in an amount not less than 66% of the outstanding line of credit balance (see Note 1). As of December 31, 1996, the amount borrowed under the credit facility is $185,334.

     Required principal payments of long-term debt are as follows:

                  YEARS ENDED DECEMBER 31,
                  ------------------------
1997........................................................  $  573,936
1998........................................................       9,515
                                                                 750,000
                                                              ----------
1999........................................................  $1,333,451
                                                              ==========

4. RELATED PARTY TRANSACTIONS

     Due to related parties includes a note payable of $689,650 to one of the Company's shareholders which bears interest at a rate of 8% per annum and is payable upon the shareholder's demand.

5. COMMITMENTS AND CONTINGENCIES

     The Company is obligated under noncancelable real property operating lease agreements. Minimum rents under these obligations are as follows:

1997........................................................  $ 67,913
1998........................................................    67,762
1999........................................................    71,216
2000........................................................    65,627
2001........................................................    69,346
Thereafter..................................................     5,883
                                                              --------
                                                              $347,747
                                                              ========

     These leases contain escalation clauses with respect to related operating costs. The accompanying financial statements reflect rent expense on a straight-line basis over the terms of the lease as required by generally accepted accounting principles. Rent expense was $31,743 and $61,260 for fiscal 1995 and 1996, respectively.

     During February 1996, the Company entered into an exclusive agency arrangement with an unrelated entity. This arrangement provides that the entity will refer certain check factoring customers to the Company

                         NEW YORK PAYROLL FACTORS, INC.

for a fee ranging from 40% to 50% of the net fee revenues received. The arrangement is currently expected to terminate during January 2001.

6. PROPOSED SALE

     On February 19, 1996, the Company entered into a definitive agreement to sell certain assets and all of its operations to General Credit Corporation ("GCC") in exchange for $3,145,000 in cash, 375,000 shares of GCC common stock and a $300,000 note payable due in 42 monthly installments at an interest rate of 10.5% per annum. During fiscal 1996, the Company received downpayments of $200,000 towards the total selling price. Under a provision in the definitive agreement, the acquisition was to close on or before November 15, 1996, if not, the deposit would be forfeited. Accordingly, the Company has recognized $200,000 as other income in fiscal 1996. On January 13, 1997, the Company and GCC modified the terms of the agreement. The new terms require GCC to pay $4,500,000 and issue 125,000 shares of common stock. In February 1997, the Company received a non-refundable downpayment of $225,000 toward the new purchase price.

             ======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    6
Use of Proceeds......................   14
Capitalization.......................   15
Dilution.............................   16
Management's Discussion and Analysis
  or Plan of Operation...............   18
General Credit Corporation Unaudited
  Pro Forma Financial Statements.....   21
Proposed Business....................   25
Management...........................   30
Principal Shareholders...............   33
Description of Securities............   34
Underwriting.........................   38
Legal Proceedings....................   40
Legal Matters........................   40
Experts..............................   40
Additional Information...............   41
Financial Statements.................  F-1

  UNTIL MAY 20, 1997 (25 DAYS AFTER THE FIRST DATE ON WHICH THE REGISTERED SECURITIES WERE BONA FIDE OFFERED TO THE PUBLIC), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR SOLICITATION OF SUBSCRIPTIONS TO PURCHASE THE SECURITIES OFFERED HEREBY.

             ======================================================

             ======================================================

                       (LOGO) GENERAL CREDIT CORPORATION
                                 900,000 UNITS
                       EACH UNIT CONSISTS OF THREE SHARES
                        OF COMMON STOCK AND SIX WARRANTS
                           TO PURCHASE AN ADDITIONAL
                           SIX SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                         (LOGO) BARRON CHASE SECURITIES
                             7700 WEST CAMINO REAL
                           BOCA RATON, FLORIDA 33433
                                 (561) 347-1200
                                ATLANTA, GEORGIA
                           BEVERLY HILLS, CALIFORNIA
                             BOSTON, MASSACHUSETTS
                               CHICAGO, ILLINOIS
                              CLEARWATER, FLORIDA
                                DENVER, COLORADO
                            EAST BOCA RATON, FLORIDA
                              HOOPESTON, ILLINOIS
                              LA JOLLA, CALIFORNIA
                                 MIAMI, FLORIDA
                             MIDDLETOWN, NEW JERSEY
                             MINNEAPOLIS, MINNESOTA
                                NAPLES, FLORIDA
                               NEW YORK, NEW YORK
                            OKLAHOMA CITY, OKLAHOMA
                                ORLANDO, FLORIDA
                               SARASOTA, FLORIDA
                                 TAMPA, FLORIDA
                                TULSA, OKLAHOMA

                                 APRIL 25, 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Paragraph Seventh of the Certificate of Incorporation, as amended, of General Credit Corporation (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in existence either now or hereafter.

     Reference is made to Section 6 of the Underwriting Agreement, which provides for indemnification of the officers and directors of the Registrant under certain circumstances.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with the Offering. Other than the SEC registration fee, NASD filing fee and non-accountable expense allowance payable to Barron Chase Securities, Inc. (the "Underwriter"), amounts set forth below are estimates:

 SEC registration fee.......................................  $ 11,500
 NASD filing fee............................................     4,000
*Non-Accountable Expense Allowance..........................   270,000
 Blue sky fees and expenses.................................    40,000
 Listing expenses...........................................    20,000
 Printing and engraving expenses............................    75,000
 Legal fees and expenses....................................   220,000
 Accounting fees and expenses...............................   112,500
 Transfer and Warrant Agent fees............................     2,500
                                                              --------
          TOTAL.............................................   755,500
                                                              ========
 Additional Non-Accountable Expense Allowance
  assuming exercise of Over-Allotment Option in full........    40,500
                                                              --------
          TOTAL.............................................  $796,000
                                                              ========

---------------

* Assumes no exercise of the Over-Allotment Option or the financial advisor fee paid by the Company to the Representative.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following sets forth information relating to all securities of the Registrant sold by it since February 10, 1995, the date of the Registrant's inception, after giving effect to the Company's redemption in February 1997 of an aggregate of 1,463,000 shares of Common Stock:

              NAME                DATE OF ISSUANCE   SHARES OF COMMON STOCK   CONSIDERATION PER SHARE
              ----                ----------------   ----------------------   -----------------------
Irwin Zellermaier...............      4/24/96               380,000                    $.001
Victoria Kleinmunz(1)...........      4/24/96               150,000                    $.001
David Bader.....................      4/24/96                30,000                    $.001
David A. Viets..................       2/7/96                30,000(2)                 $1.00
M.S. Chen.......................       2/7/96                60,000(2)                 $1.00
Dr. Isreal Kazew................      2/19/96                15,000(2)                 $1.00
John G. Watson..................      2/22/96                15,000(2)                 $1.00
Dominic Ricci...................      2/29/96                18,000(2)                 $1.00
Anthony Fazio...................       3/4/96                15,000(2)                 $1.00
Regis Ferguson..................       4/2/96                15,000(2)                 $1.00
Chirstopher J. Wetzel...........      5/14/96                15,000(2)                 $1.00
Yung I. Park....................      4/23/96                15,000(2)                 $1.00
Walter G. Romano, Jr............      9/23/96                  None
Nick Balson.....................      9/30/96                  None
Ronald M. Stein(3)..............      2/28/97                  None
Robert A. Stein(3)..............      2/28/97                  None
Eric Stein(3)...................      2/28/97                  None
Jack S. Greenman(3).............      2/28/97                  None
Stephen J. Dresnick, M.D.(3)....      2/28/97                  None
Thomas Zotos(3).................      2/28/97                  None
S.J. Workman(3).................      2/28/97                  None
Dan Cohen(3)....................      2/28/97                  None
Jeffrey D. Greenhawt(3).........      2/28/97                  None
Reynaldo Martinez(3)............      2/28/97                  None

---------------

(1) Represents shares held by D.P. Morton & Associates, L.L.C., of which Victoria Kleinmunz is the owner of 98% of the outstanding shares of common stock and the sole director.
(2) Amounts reflected are shares of Common Stock underlying Lender Options currently exercisable.
(3) Represents $30,000 principal amount unsecured corporate promissory notes.

     Shares of Common Stock are contemplated to be issued in connection with the closing of the NYPF Business Combination, in the amount of 125,000 shares to Gerald Nimberg.

     Exemption from registration under the Securities Act is claimed for the sales or issuance of the securities referred to above in reliance upon the exemption afforded by Section 4(2) of the Act for transactions not involving a public offering. These transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) because they did not involve any public offering. Each Purchaser in the above transactions was a sophisticated investor for purposes of Section 4(2) of the Act and had access to or possession of information substantially equivalent to that in a registration statement. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend and "stop transfer" orders are maintained on Registrant's stock transfer records there against.

ITEM 27.  EXHIBITS.

     (a) Exhibits.

EXHIBIT                                        DESCRIPTION
-------                                        -----------
  *1.1    --   Form of Underwriting Agreement between the Registrant and the Underwriter.
  *1.2    --   Form of Selected Dealer Agreement between the Underwriter and the Selected
               Dealers.
  *1.3    --   Form of Financial Advisory Agreement between the Registrant and the
               Underwriter.
  *1.4    --   Form of Merger and Acquisition Agreement between the Registrant and the
               Underwriter.
  *1.5    --   Form of Agreement Among Underwriters.
  *2.1    --   Amended and Restated Asset Purchase Agreement dated as of February 19, 1996 among New York Payroll Factors, Inc., Gerald Schultz, Gerald Nimberg, and
               the Registrant.
               Schedule 2.3   Allocation of Purchase Price
               Schedule 3.6   Material Changes
               Schedule 3.7   Advances and Accounts Receivable
               Schedule 3.11  Litigation
               Schedule 3.13  Employees
               Schedule 3.15  Transactions with Affiliates
               Schedule 3.16  Employee Benefit Plans
               Exhibit "A"    Assets
               Exhibit "B"    Obligations and Liabilities
               Exhibit "C"    Contracts
               Exhibit "D"    Employment Agreement between the Registrant and Gerald
                              Nimberg
               Exhibit "E"    Promissory Note
  *2.2    --   Amendment to Amended and Restated Asset Purchase Agreement dated as of
               September 6, 1996 between New York Payroll Factors, Inc. and the
               Registrant.
               Exhibit "D"    Employment Agreement between the Registrant and Gerald
                              Nimberg
               Exhibit "E"    Promissory Note
  *2.3    --   Second Amendment to Amended and Restated Asset Purchase Agreement dated as of January 30, 1997 between New York Payroll Factors, Inc. and the
               Registrant.
  *3.1    --   Certificate of Incorporation of the Registrant.
  *3.2    --   Certificate of Amendment of Certificate of Incorporation of the Registrant.
  *3.3    --   Amended and Restated By Laws of the Registrant.
  *4.1    --   Form of certificate evidencing shares of Common Stock.
  *4.2    --   Form of certificate evidencing Purchase Warrant.
  *4.3    --   Form of Warrant Agreement between the Registrant and the Transfer and
               Warrant Agent.
  *4.4    --   Form of Representative Option between the Registrant and the
               Representative.
  *5.1    --   Opinion of Berman Wolfe & Rennert, P.A.
@*10.1    --   Employment Agreement dated as of June 1, 1996 between the Registrant and
               Irwin Zellermaier.
@*10.2    --   Employment Agreement dated as of June 1, 1996 between the Registrant and
               David Bader.
 *10.3    --   Lease Agreement dated January 13, 1992 between 201 Allen Street Associates, as Landlord, and Mersa Corp., as Tenant.
 *10.4    --   Lease Agreement dated as of January 31, 1996 between Benjamin P. Feldman as
               Receiver for 491-499 Seventh Avenue, as Owner, and G.S. Capital Corp., as
               Tenant.

EXHIBIT                                        DESCRIPTION
-------                                        -----------
 *10.5    --   Lease Agreement dated as of May 4, 1995 between Millinery Syndicate, Inc., as Owner, and Meryka, Inc., as Tenant.
 *10.6    --   Agreement dated as of February 1, 1996 between New York Payroll Factors,
               Inc. and Ace Ventures Inc.
 *10.7    --   Promissory note and option grant agreement dated February 7, 1996 made by the Registrant to David A. Viets.
 *10.8    --   Promissory note and option grant agreement dated February 7, 1996 made by the Registrant to M. S. Chen.
 *10.9    --   Promissory note and option grant agreement dated February 19, 1996 made by the Registrant to Dr. Isreal Kazew.
 *10.10   --   Promissory note and option grant agreement dated February 22, 1996 made by the Registrant to John G. Watson.
 *10.11   --   Promissory note and option grant agreement dated February 29, 1996 made by the Registrant to Dominic Ricci.
 *10.12   --   Promissory note and option grant agreement dated March 4, 1996 made by the
               Registrant to Anthony Fazio.
 *10.13   --   Promissory note and option grant agreement dated April 2, 1996 made by the
               Registrant to Regis Ferguson.
 *10.14   --   Promissory note and option grant agreement dated May 14, 1996 made by the
               Registrant to Christopher J. Wetzel.
 *10.15   --   Form of Agreement regarding Restriction on Transferability of Shares.
*@10.16   --   Form of Employment Agreement between the Registrant and Gerald Nimberg.
 *10.17   --   Promissory note and option grant agreement dated April 23, 1996 made by the
               Registrant to Yung I. Park, M.D.
 *10.18   --   Promissory Note dated September 23, 1996 made by the Registrant to Walter
               G. Romano, Jr.
 *10.19   --   Promissory Note dated September 30, 1996 made by the Registrant to Nick
               Balson.
 *10.20   --   Promissory Note dated February 28, 1997 made by the Registrant to Ronald M.
               Stein.
 *10.21   --   Promissory Note dated February 28, 1997 made by the Registrant to Robert
               Stein.
 *10.22   --   Promissory Note dated February 28, 1997 made by the Registrant to Eric
               Stein.
 *10.23   --   Promissory Note dated February 28, 1997 made by the Registrant to Kinserd
               Limited Partnership.
 *10.24   --   Promissory Note dated February 28, 1997 made by the Registrant to S.J.
               Workman.
 *10.25   --   Promissory Note dated February 28, 1997 made by the Registrant to Dan
               Cohen.
 *10.26   --   Promissory Note dated February 28, 1997 made by the Registrant to Jeffrey
               D. Greenhawt.
 *10.27   --   Promissory Note dated February 28, 1997 made by the Registrant to Jack S.
               Greenman.
 *10.28   --   Promissory Note dated February 28, 1997 made by the Registrant to Thomas
               Zotos.
 *10.29   --   Promissory Note dated February 28, 1997 made by the Registrant to Reynaldo
               Martinez.
 *10.30   --   Redemption Agreement dated as of February 15, 1997 by and among the
               Registrant, Irwin Zellermaier, David Bader and D.P. Morton & Associates
               LLC.
 *10.31   --   Common Stock Redemption Agreement dated as of December 30, 1996 by and among the Registrant, JMB Holding Inc. and Wall Street Equities, Inc.
 *10.32   --   Extension of Lease dated as of January 17, 1997 between Allen House, Inc., as agent for Landlord and Mersa Corp., as Tenant.

EXHIBIT                                        DESCRIPTION
-------                                        -----------
  23.1    --   Consent of Independent Accountants.
 *23.2    --   Consent of Counsel (included as part of Exhibit 5.1).
 *25.1    --   Power of Attorney (included on the signature page of Part II of this
               Registration Statement).
 *27.1    --   Financial Data Schedules for New York Payroll Factors, Inc. as of and for
               the Year Ended December 31, 1995 and 1996.

---------------

* Filed previously.
@ Contracts with executive officers.

     (b) FINANCIAL STATEMENT SCHEDULES. Financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

ITEM 28.  UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

             (i) To include any Prospectus required by section 10(a)(3)of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any additional or changed material information with respect to the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (6)(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, General Credit Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on the 28th day of May, 1997.

                                          GENERAL CREDIT CORPORATION

                                          By:     /s/  IRWIN ZELLERMAIER
                                             ----------------------------------
                                                     Irwin Zellermaier,
                                             Chairman, Chief Executive Officer,
                                                          President

     In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement was signed below by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                  /s/  IRWIN ZELLERMAIER               Chairman, Chief Executive    May 28, 1997
-----------------------------------------------------    Officer, President,
                  Irwin Zellermaier                      director

                        /s/  DAVID BADER               Vice President, Secretary,   May 28, 1997
-----------------------------------------------------    Treasurer, Chief
                     David Bader                         Financial Officer, Chief
                                                         Accounting Officer
                                                         director

                /s/  VINCENT J. PUTIGNANO              Director                     May 28, 1997
-----------------------------------------------------
                Vincent J. Putignano

                      /s/  BRIEN G. REIDY              Director                     May 28, 1997
-----------------------------------------------------
                   Brien G. Reidy

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                 DESCRIPTION                               PAGE
-------                                -----------                           ------------
  23.1    --   Consent of Independent Accountants.